Exhibit 10.30

OFFICE LEASE AGREEMENT
BETWEEN
ASSEMBLY ROW 5B, LLC, A DELAWARE LIMITED LIABILITY COMPANY, LANDLORD
AND
BLUEBIRD BIO, INC., A DELAWARE CORPORATION,
TENANT
DATE: NOVEMBER 2, 2021

Section 8.08. Landlord’s Insurance. 38
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OFFICE LEASE AGREEMENT
THIS OFFICE LEASE AGREEMENT (this “Lease”) is made this 2nd day of November, 2021, by and between ASSEMBLY ROW 5B, LLC, a Delaware limited liability company (“Landlord”), and BLUEBIRD BIO, INC., a Delaware corporation (“Tenant”).
IN CONSIDERATION of the payments of rents and other charges provided for herein and the covenants and conditions hereinafter set forth, Landlord and Tenant hereby covenant and agree as follows:
ARTICLE I
REFERENCE PROVISIONS, DEFINITIONS AND EXHIBITS
As used in this Lease, the following terms shall have the meanings set forth in Sections 1.01 and 1.02 below.
Section 1.01.    Reference Provisions.
A.    Leased Premises: The premises located on the entirety of the eleventh (11th) and twelfth (12th) floors of the Building described in Section 1.01.J. below, as shown on the floor plans attached hereto as Exhibit A, and consisting, in the aggregate, of approximately sixty-one thousand one hundred eighty (61,180) square feet of rentable office space as measured in accordance with the Building Owners and Managers Association International Standard Method of Floor Measurement (ANSI/BOMA Z65.1-2017) for office buildings (the “Measurement Standard”). There shall be no remeasurement of the Leased Premises.
B.    Term: The period beginning on the Term Commencement Date and ending on the Termination Date, as the same may be extended as provided herein.
C.    Term Commencement Date: The date on which Landlord tenders possession of the Leased Premises to Tenant with the Tenant Work required to be performed by Landlord substantially completed (defined in Section 3.01.C) and otherwise in the condition required by Section 9.01 of this Lease. If the Tenant Work is not substantially complete, but if Landlord allows Tenant to take possession of the whole or any part of the Leased Premises for the Permitted Use, then the Term Commencement Date shall be the date on which Tenant takes such possession. Tenant’s early access under Section 11 of the Work Agreement shall not constitute possession for purposes of the Term Commencement Date. The Term Commencement Date is estimated to occur on March 18, 2022 (the “Estimated Term Commencement Date”).
D.    Rent Commencement Date: The date that is three (3) months after the Term Commencement Date.
E.    Termination Date: The date that is ten (10) years and nine (9) months after the Term Commencement Date (provided that, if such date is not the last day of a month, then the Termination Date shall be the last day of the month in which the Termination Date would have otherwise occurred), or any earlier date on which this Lease is terminated in accordance with the provisions hereof.

F.    Minimum Rent:

Lease Year	Annually	Monthly
1 (calculated for 30,590 rentable square feet)	$1,376,550.00*	$114,712.50*
2	$2,822,233.40	$235,186.12
3	$2,892,590.40	$241,049.20
4	$2,964,782.80	$247,065.23
5	$3,038,810.60	$253,234.22
6	$3,114,673.80	$259,556.15
7	$3,192,372.40	$266,031.03
8	$3,271,906.40	$272,658.87
9	$3,353,887.60	$279,490.63
10	$3,437,704.20	$286,475.35
11	$3,523,356.20**	$293,613.02
* Pursuant to Section 5.02 below, no Minimum Rent shall be due or payable until the Rent Commencement Date.
** annualized.
G.    Security Deposit: Two Million Seven Hundred Fifty-Three Thousand One Hundred and 00/100 Dollars ($2,753,100.00), to be held by Landlord in accordance with Section 17.07, which Security Deposit shall be paid by Tenant upon Tenant’s execution of this Lease.
H.    Rent Payments: Except to the extent Tenant is required to make such payments electronically, in the manner set forth in Section 5.01 of this Lease, Rent payments due herein shall be made payable to Landlord at the following address:
Assembly Row 5B, LLC- Property # 1730
c/o Federal Realty Investment Trust
P.O. Box 8500-9320
Philadelphia, PA 19178-9320
I.    Notice Addresses:
TO LANDLORD:
Assembly Row 5B, LLC
c/o Federal Realty Investment Trust
909 Rose Avenue, Suite #200
North Bethesda, MD 20852
Attention: Legal Department

TO TENANT:

(prior to taking occupancy)

Bluebird Bio, Inc.
60 Binney Street

Cambridge, MA 02142
Attention: Legal Department

(following occupancy)

Bluebird Bio, Inc.
Assembly Row, Building 5
455 Grand Union Boulevard
Somerville, Massachusetts
Attention: Legal Department

J.    Building: The term “Building” shall mean that certain building, known as Block 5B, located within the Project that contains the Leased Premises having a street address of 455 Grand Union Boulevard, Somerville, Massachusetts. The Building contains approximately 302,722 rentable square feet of Floor Area. The Building is located within that mixed use development in Somerville, Massachusetts known as Assembly Row at Assembly Square (the “Master Assembly Row Development”). Landlord shall be entitled to incorporate additional land or buildings into the Master Assembly Row Development or sever the Building from the Master Assembly Row Development; provided that in no event shall the addition or severing of any land or buildings, including the Building, from the Master Assembly Row Development (i) adversely affect or interfere with Tenant’s rights hereunder (including Tenant’s use of, or access to, the Leased Premises or the Common Areas), to more than a de minimis extent, (ii) increase Tenant’s monetary obligations, and/or (iii) reduce and/or adversely affect Tenant’s rights under this Lease to more than a de minimis extent. The Building may contain, in addition to office space, certain Common Areas and retail space below the Office Portion of the Building. The retail portions of the Building and/or certain of the Common Areas may be controlled separately from the Office Portion, by condominium regime or otherwise; provided that in no event shall such separate control (i) adversely affect or interfere with Tenant’s rights hereunder (including Tenant’s use of, or access to, the Leased Premises or the Common Areas) to more than a de minimis extent, (ii) increase Tenant’s monetary obligations, (iii) reduce and/or adversely affect Tenant’s rights under this Lease to more than a de minimis extent, (iv) increase Tenant’s non-monetary obligations to more than a de minimis extent, and/or (v) cause the usable area of the Leased Premises or its ceiling heights to be reduced beyond a de minimis amount.
K.    Project: The mixed-use project located at the intersection of Interstate 93, Route 28 and the Massachusetts Bay Transportation Authority’s (MBTA) Orange Line, commonly known as Assembly Row at Assembly Square. The Project shall include the Building, any Common Areas and Project Common Areas and may contain, now or in the future, without limitation, residential portion(s) consisting of condominium and/or apartment units (and areas exclusively serving the same) and/or retail shopping areas (and areas exclusively serving the same) and/or hotel component(s) (and areas exclusively serving the same) as well as areas serving the foregoing properties generally; provided that in no event shall any future changes to the Project (i) adversely affect or interfere with Tenant’s rights hereunder (including Tenant’s use of, or access to, the Leased Premises or the Garage) to more than a de minimis extent, (ii) increase Tenant’s monetary obligations, (iii) reduce and/or adversely affect Tenant’s rights under this Lease to more than a de minimis extent, (iv) increase Tenant’s non-monetary obligations to more than a de minimis extent, and/or (v) cause the usable area of the Leased Premises or its ceiling heights to be reduced beyond a de minimis amount. If, at any time, components of the Building or any of the properties within the Project are controlled and/or owned by separate entities, by condominium regime or otherwise, this Lease shall be subject and subordinate to any easements or agreements between the owners of such portions. It is also specifically understood that within the Project certain publicly dedicated improvements (collectively, the “Public Facilities”), such as but not limited to roadways and, potentially, sidewalks, may from time to time be owned, operated and controlled by the City of Somerville, or the Commonwealth of Massachusetts or other governmental entity or agency. During such time as the Public Facilities are owned, operated and controlled by the City of Somerville, the Commonwealth of Massachusetts or other governmental entity or agency, at Landlord’s option, such Public Facilities will not be deemed to be a part of the Project. The portions of the Project that are other than the Building and the Garage are referred to herein collectively as the “Remaining Project”. Landlord reserves the right, from time to time, to change the name of the Project and/or the Building or the names of any individual streets and/or other named areas in the Project, as Landlord may reasonably determine.
L.    Office Portion: The office portion of the Building, of which the Leased Premises are a part, as well as the portions of the Common Areas exclusively serving such office portion. The Office Portion of the Building contains approximately 276,214 rentable square feet of Floor Area. Landlord shall be entitled to incorporate additional areas within the Building into the Office Portion or sever different portions of the Office Portion from the remaining portions, and, in such event, to adjust the calculation of Tenant’s Share of Taxes and Tenant’s Share of Operating Costs on an equitable basis, as determined in Landlord’s reasonable discretion based on the actual increase or decrease in the rentable square footage of the Office Portion.
M.    Land: The parcel of land upon which the Building is situated. As of the Effective Date, there are no other Buildings located on the Land, and the Land and Building are taxed as a separate tax parcel.
N.    Parking Contracts: One hundred twenty-three (123) monthly parking contracts (“Parking Contracts”) which shall be for use in the garage located in the lower levels of the Building (the “Garage”), subject to the terms and conditions of Article XIII below.
O.    Permitted Use: General business office use consistent with a first-class office building, and lawfully permitted ancillary uses thereto.
P.    Broker: JLL
Q.    Schedules and Exhibits: The schedules and exhibits listed below are attached to this Lease and are hereby incorporated in and made a part of this Lease.
Exhibit A    Floor Plan
Exhibit B    Work Agreement
Exhibit B-1    Preliminary Plan
Exhibit C    Rules and Regulations
Exhibit D    Rules for Tenant’s Contractors
Exhibit E    Security Specifications

Exhibit F    Form of ROFO to Lease Agreement
Exhibit G    Cleaning Specifications
Exhibit H    HVAC Specifications
Exhibit I    Location and Dimensions of Lobby Sign
Section 1.02.    Definitions.
A.    Common Areas: Any improvements, equipment, areas and/or spaces (as the same may be enlarged, reduced, replaced, increased, removed or otherwise altered by Landlord in accordance with the terms of this Lease) other than the Public Facilities (as defined in Section 1.01.K of the Lease) for the non-exclusive, common and joint use or benefit of Landlord, Tenant and other tenants, occupants and users of the Building. The Common Areas shall include loading docks and service areas, an elevator accessible from the loading dock, bicycle storage, and shower facilities. The Common Areas may include (not to be deemed a representation as to their availability) sidewalks, landscaped areas, parks, roofs, gutters and downspouts, parking garages (including, but not limited to, the Garage) and parking areas designated for Building use, access roads, driveways, service drives and service roads, stairs, landings, ramps, vertical transports (including, but not limited to elevators, escalators, and lobbies and service areas therefor), utility and mechanical rooms and equipment, shared corridors, shared lobbies, shared or public washrooms and other similar areas and improvements. Tenant acknowledges that portions of the Common Areas, to the extent the same exist outside of building envelopes (such as sidewalks), are governed by the REA (as defined in Section 1.02.L) and may be managed and/or controlled by the property manager under the REA. Subject to Landlord’s reasonable rules and regulations, Tenant shall have access to the loading docks serving the Building during Building Hours at no separate cost or fee to Tenant.
B.    Project Common Areas: Any existing or future improvements, equipment, areas and/or spaces within the Project (as the same may be enlarged, reduced, replaced, increased, removed or otherwise altered by Landlord in accordance with the terms of this Lease), including any Public Facilities within the Project (except for those Public Facilities that are not managed or maintained by Landlord), designated by Landlord for the non-exclusive, common and joint use or benefit of Landlord, Tenant and other tenants, occupants and users of the Project. The Project Common Areas may include (not to be deemed a representation as to their availability) sidewalks, landscaped areas, parks, roofs, gutters and downspouts, parking garages and parking areas designated for Project use, access roads, driveways, service drives and service roads, loading docks and service areas, stairs, landings, ramps, vertical transports (including, but not limited to elevators, escalators, and lobbies and service areas therefor), utility and mechanical rooms and equipment, shared corridors, shared lobbies, shared or public washrooms, and other similar areas and improvements. Tenant acknowledges that portions of the Project Common Areas, to the extent the same exist outside of building envelopes (such as sidewalks and/or parks), may, subject to the terms of this Lease, be governed by the Condominium Documents (as defined in Section 1.02.C) and/or the REA and may be managed and/or controlled by an agent of an applicable condominium association under the Condominium Documents or by the property manager under the REA.
C.    Condominium Documents. Landlord may determine to establish a condominium with respect to the Building. If Landlord determines to establish a condominium,

then, so long as Tenant is provided with a customary non-disturbance agreement in form and substance reasonably acceptable to Tenant and Landlord, this Lease shall be subject and subordinate to all of the documents creating the condominium (the “Condominium Documents”); provided, however, that (i) in the exercise of any right thereunder, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use and enjoyment of the Leased Premises and any appurtenant rights herein granted, including, without limitation, Tenant’s access to and from the Leased Premises, the Garage and the Common Areas; and (ii) neither the creation of the condominium nor the Condominium Documents shall (a) adversely modify, or expressly permit adverse modification of, the repair, maintenance, operation or service requirements set forth in this Lease, (b) diminish or adversely affect, to more than a de minimis extent, Tenant’s use of, or access to, the Leased Premises or to the Common Areas or Tenant’s other rights under this Lease, (c) increase Tenant nonmonetary obligations under this Lease to more than a de minimis extent, (d) increase Tenant’s monetary obligations under this Lease, or (e) cause the usable area of the Leased Premises or its ceiling heights to be reduced beyond a de minimis amount. Without limiting the foregoing, in no event shall any common area charges allocable to the unit containing the Office Portion be included in Operating Costs (as hereinafter defined) under this Lease if such common area charges would otherwise be considered to be Exclusions (as hereinafter defined) but for the implementation of the condominium regime. If applicable, the “Condominium Property” shall refer to the Office Portion of the Building and common elements associated therewith, as described in the Condominium Documents.
D.    Floor Area: When used with respect to the Leased Premises, the number of rentable square feet set forth in Section 1.01.A, above. When used with respect to any other space in the Building, Floor Area shall mean the number of rentable square feet of such space as determined using the Measurement Standard.
E.    Interest: A rate per annum of ten percent (10%).
F.    Lease Year: Each twelve (12) month period beginning with the Term Commencement Date, and each anniversary thereof, provided the Term Commencement Date occurs on the first day of a month. If the Term Commencement Date occurs on a day other than the first day of a month, then the first Lease Year shall begin on the Term Commencement Date and shall terminate on the last day of the twelfth (12th) full calendar month after the Term Commencement Date. Each subsequent Lease Year shall commence on the date immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months, except that the last Lease Year of the Term shall terminate on the date this Lease expires or is otherwise terminated.
G.    Legal Requirements: All laws, statutes, orders, ordinances, zoning and other regulations, or ordinances of federal, state, county, municipal and other governmental authorities having jurisdiction.
H.    Operating Year: Each respective calendar year that occurs either entirely within or partially within the Term (it being understood that the entire calendar year in which the Term Commencement Date occurs and the entire calendar year in which the Term ends shall each also be an Operating Year), or, at Landlord’s option, any other twelve month period or part thereof designated by Landlord.

I.    Intentionally Omitted.
J.    Person: An individual, firm, partnership, association, corporation, limited liability company, or any other entity.
K.    Additional Rent: All sums payable by Tenant to Landlord under this Lease other than Minimum Rent.
L.    REA: That certain Declaration of Common Easements, Conditions, Covenants and Restrictions for the Master Project, and applicable to the Master Assembly Row Development, dated as of December 27, 2011 and recorded with the Middlesex South Registry of Deeds in Book 58177, Page 331, as the same may be amended from time to time.
M.    Rent: Minimum Rent plus Additional Rent.
N.    Tenant’s Operating Cost Proportionate Share: Shall mean a fraction, the numerator of which is the Floor Area of the Leased Premises and the denominator of which is the total Floor Area of the Office Portion of the Building. As of the date hereof, Tenant’s Operating Costs Proportionate Share is 22.15%.
O.    Tenant’s Taxes Proportionate Share: Shall mean a fraction, the numerator of which is the Floor Area of the Leased Premises and the denominator of which is the total Floor Area of the Building. As of the date hereof, Tenant’s Taxes Proportionate Share is 20.21%.
P.    Intentionally Omitted.
Q.    Building Hours: From 8:00 a.m. until 6:00 p.m. on weekdays (excluding Holidays, as hereinafter defined), as may be modified by Landlord from time to time. The term “Holidays” shall mean any and all holidays designated by the federal government or by the Commonwealth of Massachusetts (excluding Patriot’s Day).
R.    Tax Year: For purposes of computing Tenant’s Share of Taxes pursuant to Section 6.02 below, any fiscal/tax period (i.e., July 1 – June 30) in respect of which Taxes are due and payable to the appropriate governmental taxing authority, any portion of which period occurs during the Term of this Lease, the first such Tax Year being the one in which the Term Commencement Date occurs.
ARTICLE II
LEASED PREMISES AND COMMON AREAS
Section 2.01.    Demise of Leased Premises.
Landlord demises and leases to Tenant, and Tenant leases and takes from Landlord, the Leased Premises together with the right to use, in common with others, the Common Areas and the Project Common Areas. Landlord has the exclusive right to (i) use the exterior faces of all perimeter walls of the Building, the roof and all air space above the Building, and (ii) install, maintain, use, repair and replace pipes, ducts, cables, conduits, plumbing, vents, utility lines and wires to, in, through, above and below the Leased Premises and other parts of the Building; provided that the foregoing items shall be placed behind the walls, above the ceilings and below the floor of the Leased Premises to the extent possible, unless in an emergency placement in or through the Leased Premises is required on a temporary basis, but in all instances, in such a manner as to reduce to a minimum interference with Tenant’s use of the Leased Premises and provided such use does not cause the usable area of the Leased Premises or its ceiling heights to be reduced beyond a de minimis amount.
Section 2.02.    Intentionally Omitted.
ARTICLE III
TERM
Section 3.01.    Term.
A.    This Lease shall be effective as of the date hereof. The Term shall commence on the Term Commencement Date specified in Section 1.01.C, above, and shall be for the period of time specified in Section 1.01.B, above, and expire on the Termination Date specified in Section 1.01.E, above.
B.    Prior to delivery of the Leased Premises, Landlord shall perform the Tenant Work (as defined in Exhibit B). In the event that the Tenant Work is not substantially completed, or Landlord is otherwise unable to tender possession of the Leased Premises to Tenant in the condition required by this Lease, by the Estimated Term Commencement Date for any reason or cause, other than as a result of a Tenant Delay (as defined in Exhibit B), then the Term Commencement Date shall be delayed and shall be the earlier of (i) the date that any portion of the Leased Premises are occupied by Tenant for the conduct of its business, or (ii) the date that the Tenant Work is substantially completed (as defined in Section 3.01.C, below). In the event the Term Commencement Date is so delayed, Landlord shall not be liable or responsible for any claims, damages, or liabilities by reason of such delay except as expressly set forth in Sections 3.01.D and 3.01.E below. Notwithstanding the foregoing, in the event that the Tenant Work is not substantially completed, or Landlord is otherwise unable to tender possession of the Leased Premises to Tenant by the Estimated Term Commencement Date, as a result of a Tenant Delay, then the Term Commencement Date and all the obligations of Tenant hereunder, including, but not limited to, the obligations of Tenant to pay Minimum Rent and Additional Rent, shall not be delayed and shall begin on the date that the Tenant Work would have been substantially completed had such Tenant Delay not occurred. At Landlord’s request, Tenant shall promptly enter into one or more supplementary written agreements specifying or confirming the Term Commencement Date and Termination Date.
C.    For purposes of this Lease, the Leased Premises shall be deemed “substantially completed” when all items of Tenant Work have been completed subject only to the completion of punchlist items of work which do not materially interfere with Tenant’s intended use of the Leased Premises, and all governmental approvals required for the lawful occupancy of the entire Leased Premises are satisfied, or (ii) the condition set forth in subsection (i) would have occurred but for Tenant Delay. The satisfaction of all governmental approvals required for the lawful occupancy of the entire Leased Premises shall be deemed to exist if a temporary (provided such temporary certificate of occupancy does not expire or be revoked prior to Landlord’s obtaining a permanent certificate of occupancy) or permanent certificate of occupancy for the entire Leased Premises has been issued by any governmental authority having jurisdiction over the Leased Premises. Upon request by Landlord, Tenant shall promptly execute and deliver any and all documentation requested by Landlord in connection with the application for a certificate of occupancy (or similar occupancy permit) for the Leased Premises. Without limiting the foregoing, promptly following receipt of notice from Tenant that Tenant has installed its furniture, fixtures, equipment and other personal property, Landlord shall apply for and thereafter obtain a permanent certificate of occupancy for the Leased Premises.
D.    Notwithstanding the foregoing, if the Term Commencement Date shall not have occurred on or before the date which is forty-five (45) days after the Estimated Term Commencement Date (the “First Outside Date”), then (i) for and with respect to each day between the First Outside Date and the earlier of (x) the Term Commencement Date and (y) the date which is sixty (60) days after the First Outside Date (the “Second Outside Date”), as its sole and exclusive remedy on account thereof, Tenant shall receive a credit against the Minimum Rent next becoming payable under this Lease in an amount equal to the per diem Minimum Rent payable for the Leased Premises, and (ii) for and with respect to each day from and including the Second Outside Date through the day immediately prior to the Term Commencement Date, as its sole and exclusive remedy on account thereof, Tenant shall receive a credit against the Minimum Rent next becoming payable under this Lease in an amount equal to two (2) times the per diem Minimum Rent payable for the Leased Premises. Notwithstanding anything to the contrary contained herein, there shall be no credit against Minimum Rent for any delay in the occurrence of the Term Commencement Date arising from any Tenant Delay or any Force Majeure Delay. In no event, however, shall the Force Majeure Delays to either the First Outside Date or the Second Outside Date exceed ninety (90) days.
E.    Notwithstanding the foregoing, if (i) the Term Commencement Date shall not have occurred on or before the date which is twelve (12) months after the Estimated Term Commencement Date (as the same shall be extended for delays arising out of or resulting from Tenant Delays, the “Final Outside Date”), and (ii) not less than fifteen (15) days prior to the delivery of a Termination Notice (as hereinafter defined) Tenant shall have delivered a Reminder Notice (as hereinafter defined) to Landlord, then Tenant may elect, as its sole and exclusive remedy on account thereof, to terminate this Lease by giving Landlord a Termination Notice, which Termination Notice may be given not earlier than the Final Outside Date and not later than sixty (60) days following the Final Outside Date, with such termination to be effective immediately upon the giving by Tenant of such Termination Notice. If Tenant validly terminates this Lease in accordance with the foregoing provisions, this Lease shall be null and void and of no further force and effect, and except as expressly and specifically set forth herein, the parties shall have no further liabilities, responsibilities or obligations hereunder. Notwithstanding any provision contained herein, if the Term Commencement Date occurs at any time prior to the valid termination of this Lease in accordance with the foregoing provisions, then Tenant shall have no further right to terminate this Lease pursuant to this Section 3.01(E).
A “Reminder Notice” shall mean a Notice delivered by Tenant to Landlord stating the following in capitalized and bold type on the first page of such Notice: “IN ACCORDANCE WITH AND SUBJECT TO SECTION 3.01(E) OF THE LEASE, IF THE TERM COMMENCEMENT DATE HAS NOT OCCURRED BY THE FINAL OUTSIDE DATE, THE TENANT MAY TERMINATE THE LEASE. LANDLORD IS HEREBY

NOTIFIED THAT THE TERM COMMENCEMENT DATE HAS NOT OCCURRED AS OF THE DATE OF THIS NOTICE.”
F.    A “Termination Notice” shall mean a Notice delivered by Tenant to Landlord stating the following in capitalized and bold type on the first page of such Notice: “IN ACCORDANCE WITH AND SUBJECT TO THE TERMS AND CONDITIONS OF SECTION 3.01(E) OF THE LEASE, TENANT HEREBY ELECTS TO TERMINATE THE LEASE.”
Section 3.02.    End of Term.
This Lease shall terminate on the Termination Date without the necessity of notice from either Landlord or Tenant. Upon the Termination Date or earlier termination of the Lease, Tenant shall quit and surrender to Landlord the Leased Premises broom clean and in good condition and repair consistent with Tenant’s obligations under Section 10.02 of this Lease, subject to any removal and restoration obligations Tenant may have pursuant to Section 9.05 hereof, and ordinary wear and tear, loss or damage from casualty or condemnation and repairs for which Landlord is responsible under this Lease excepted; and shall surrender to Landlord all keys and access cards, if applicable, to or for the Leased Premises. In addition, Tenant shall remove Tenant’s Property in accordance with and subject to the provisions of Section 9.06 hereof (the foregoing, collectively, the “Required Condition”).
Section 3.03.    Holding Over.
Tenant agrees that it will not occupy or retain or allow occupancy or retention by any subtenant of possession of the Leased Premises at any time after the expiration or other termination of the Term. If Tenant fails to vacate the Leased Premises and deliver possession of the Leased Premises in the Required Condition on the Termination Date or earlier termination of the Term, Landlord shall have the benefit of all provisions of law respecting the speedy recovery of possession of the Leased Premises (whether by summary proceedings or otherwise). In addition to and not in limitation of the foregoing, occupancy subsequent to the Termination Date or earlier termination of the Term (“Holdover Occupancy”) shall be a tenancy at sufferance. Holdover Occupancy shall be subject to all terms, covenants, and conditions of this Lease (including those requiring payment of Additional Rent), except that the Minimum Rent for each month or partial month that Tenant holds over (“Holdover Minimum Rent”) shall be equal to one and one-half (1-1/2) times the monthly Minimum Rent payable in the last Lease Year. Tenant acknowledges and agrees that Landlord may undertake a renovation or redevelopment of the Leased Premises or Building and/or lease the Leased Premises (in whole, in part or as a part of a larger portion of the Building) to another tenant after the expiration or other termination of the Term and that any breach or other violation of the provisions of this Section 3.03 may result in material damages to Landlord (including without limitation, any damages to Landlord in connection with renovation or redevelopment activities or its reletting of the Leased Premises and/or other portions of the Building). Tenant agrees to indemnify, hold harmless and defend Landlord for all damages, losses, expenses and costs (including without limitation reasonable attorneys’ fees, court costs, and lost business opportunity regarding any prospective tenant(s) for the Leased Premises), suffered by Landlord as a result of Tenant’s Holdover Occupancy, provided that no such damages, losses or costs shall be due or payable with respect to the first month of Tenant’s Holdover Occupancy.

Section 3.04    Extension Options.
A.    Tenant shall have the option to extend the Term hereof for two (2) additional periods of five (5) years each (hereinafter each an “Option Period”), subject to the following terms and conditions:
(i)    Tenant may exercise such option by giving Landlord Notice (“Extension Notice”) of its intent to exercise said option, such Extension Notice to be received by Landlord at least twelve (12) months prior to the expiration of the original Term of this Lease or the then current Option Period, as applicable; and
(ii)    At the time of the Extension Notice and as of the commencement of the applicable Option Period, Tenant (i) is not in monetary or material non-monetary Default, and (ii) has not assigned this Lease or sublet more than twenty-five percent (25%) of the Leased Premises, other than to a Permitted Transferee (as hereinafter defined).
B.    All other terms and conditions of this Lease shall remain unchanged and apply during the applicable Option Period except that Minimum Rent for such Option Period (including any periodic increases therein) shall be the then-prevailing fair market value for use of the Leased Premises (as determined below) during such Option Period (“Fair Rental Value”), taking into consideration all relevant factors, including, without limitation, then-current rental rates for comparable office space in the City of Somerville, Massachusetts, then-current rates for office space in the Building and in the Project, and assuming the then as-is condition of the Leased Premises. Without limiting the foregoing, office space shall be deemed to be “comparable office space” if it is located in Class A buildings located in Somerville, Massachusetts, which are comparable to the Building with respect to age, size, quality and access to public transportation, retail and other amenities. If Tenant desires to get an estimate of what Landlord believes the Fair Rental Value will be, Tenant may request that Landlord give such an estimate by written notice delivered not more than eighteen (18) months prior to the commencement of the applicable Option Period, and within thirty (30) days after receipt of Tenant’s request, Landlord will provide Tenant with its good faith non-binding estimate of the Fair Rental Value for the applicable Option Period.
C.    Within thirty (30) days after receipt of Tenant’s Extension Notice (but Landlord shall not be obligated to deliver Notice of Landlord’s proposed Fair Rental Value more than fifteen (15) months prior to the expiration of the original Term of this Lease or the then current Option Period), Landlord shall give Tenant Notice of the proposed Fair Rental Value and the basis therefor. The parties shall then, in good faith, endeavor to agree between themselves on the Fair Rental Value. If the parties fail to so agree on the Fair Rental Value within thirty (30) days after Landlord’s Notice of the proposed Fair Rental Value, then the Fair Rental Value shall be decided by the “broker” method as provided herein.
(i)    If the parties have not agreed on the Fair Rental Value within thirty (30) days after Landlord’s Notice of the proposed Fair Rental Value, Landlord and Tenant shall each send the other Notice of the broker it wishes to designate to determine the Fair Rental Value on its behalf within ten (10) business days thereafter. If either party fails to notify the other of the designation of its broker within such ten (10) business day period, and such failure continues for five (5) business days after Notice of such failure, then the broker designated by the party that delivered its Notice shall be the broker to determine the Fair Rental Value for the Leased Premises. Each broker (if two (2) brokers are designated hereunder) shall have fifteen (15) business days after the later date of each party’s Notice to the other hereunder to make and deliver to both parties a written determination of the Fair Rental Value.
(ii)    If the two (2) brokers so appointed agree on the Fair Rental Value, the Fair Rental Value shall be the amount so determined.
(iii)    If the two brokers so appointed do not agree on the Fair Rental Value within such fifteen (15) business day period, and if the difference between the Fair Rental Value determined by each broker is not more than One Dollar ($1.00) per square foot of Floor Area, the Fair Rental Value shall be an amount equal to the quotient obtained by dividing the sum of the Fair Rental Values determined by each broker by two (2).
(iv)    If the two (2) brokers so appointed do not agree on the Fair Rental Value within such fifteen (15) business day period, and if the difference between the Fair Rental Value determined by each broker is more than One Dollar ($1.00) per square foot of Floor Area, the two (2) brokers shall within ten (10) days thereafter jointly appoint a third (3rd) broker. The third (3rd) broker shall make a valuation within thirty (30) days after its appointment, and the Fair Rental Value shall be an amount equal to the quotient obtained by dividing the sum of the two closest Fair Rental Values (calculated on an absolute dollar basis) determined among all three (3) brokers by two (2).
D.    Each broker appointed pursuant to Paragraph C shall be a disinterested person of recognized competence who has had a minimum of ten (10) years of experience in the leasing of office space in the greater Boston market area. All valuations of the Fair Rental Value shall be in writing. Landlord and Tenant shall pay for the expenses of the broker each has designated and the expenses of the third (3rd) broker shall be borne one-half (1/2) by Landlord and one-half (1/2) by Tenant. The determination made hereunder shall be final and binding on both Landlord and Tenant.
E.    If such option is not timely exercised, Tenant’s right to extend shall expire and the Lease shall terminate at the end of the original Term or the then current Option Period, as applicable, it being agreed that time is of the essence with respect to the giving of any exercise Notice pursuant to this Section 3.04.
ARTICLE IV
USE AND OPERATION OF THE LEASED PREMISES
Section 4.01.    Use.
A.    Tenant shall use the Leased Premises solely for the Permitted Use, and for no other purpose.
B.    Landlord shall cause, as of the Term Commencement Date, the Leased Premises, the Building Systems and the Common Areas appurtenant to the Leased Premises to be in compliance with all Legal Requirements applicable thereto. In the event that the Leased Premises or the Common Areas appurtenant to the Leased Premises are found to have been in violation of any Legal Requirement as of the Term Commencement Date, Landlord will promptly commence to correct such violation (and thereafter diligently and continuously pursue such action until such violation is finally corrected) at its sole cost and expense. During the Term, Landlord shall be responsible for the compliance of the Common Areas with all Legal Requirements, including, without limitation, the requirements of the Americans with Disabilities Act (42 U.S.C. Section 12101 et seq.) and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto, as the same may be amended from time to time, to the extent that non-compliance (x) would impair Tenant’s use and occupancy of the Leased Premises for the Permitted Uses or Tenant’s use of the Garage or the Common Areas for their intended purposes; or (y) would adversely restrict Tenant’s access to the Leased Premises, the Garage or the Common Areas (provided that in all cases Landlord shall have the right to contest in good faith any alleged violation of applicable Legal Requirements, including the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed at law or in equity, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law). Subject to Landlord’s obligation to deliver the Leased Premises and the Building Systems in compliance with applicable Legal Requirements as of the Term Commencement Date, Tenant shall comply with all Legal Requirements affecting the Leased Premises or relating to the use, occupancy or alteration thereof and all the orders or recommendations of any insurance underwriters, safety engineers, and loss prevention consultants as may from time to time be consulted by Landlord; provided, however, Tenant shall not be obligated to make any structural alterations to the Leased Premises or any alterations to the Building (including the Building Systems (as hereinafter defined) or Common Areas) in order to comply with applicable Legal Requirements, unless such compliance is required solely as a result of (1) the specific manner and nature of Tenant’s use or occupancy of the Leased Premises, as distinguished from general office use, (2) alterations made by Tenant, or (3) a Default by Tenant of any of the provisions of this Lease. If any Legal Requirement requires a permit or license for Tenant’s operation of the business conducted in the Leased Premises, then Tenant shall obtain and keep current such permit or license at Tenant’s expense and shall promptly deliver a copy thereof to Landlord. Use of the Leased Premises and the Building shall be subject to all declarations, easements, covenants, conditions and restrictions that may now or hereafter encumber the Building (including the Land), as may be amended from time to time, provided that any future agreements do not (i) have an adverse impact on Tenant’s use of or access to the Leased Premises or the Garage, or (ii) interfere with Tenant’s use of the Leased Premises for the conduct of its business to more than a de minimis extent, or (iii) increase any of Tenant’s monetary obligations under this Lease, (iv) decrease any of Tenant’s rights under this Lease to more than a de minimis extent, (v) increase any of Tenant’s non-monetary obligations to more than a de minimis extent, and/or (vi) cause the usable area of the Leased Premises or its ceiling heights to be reduced beyond a de minimis amount (any of the foregoing, individually or collectively, a “Tenant Adverse Impact”). In addition, if Landlord makes any alteration to any part of the Building as a result of any damage or alteration to the Leased Premises caused or made by or on behalf of Tenant (after Notice and the expiration of any applicable cure period hereunder with respect thereto), or in order to comply with the requirement of any Legal Requirement and such requirement is a result of Tenant’s particular business or use of the Leased Premises, as distinguished from general office use, then Tenant shall reimburse Landlord upon demand for the cost thereof. In no event shall Tenant use the Leased Premises for purposes which are prohibited by zoning or similar laws or regulations, or covenants, conditions or restrictions of record. Tenant acknowledges and agrees it is solely responsible for determining if its business complies with the applicable zoning regulations, and that Landlord makes no representation (explicit or implied) concerning such zoning regulations. Tenant, its agents and employees shall abide by and observe the rules and regulations attached hereto as Exhibit C, and such other rules or regulations as may be promulgated from time to time by Landlord (and/or the owner of any Common Areas or Project Common Areas) in connection with the use, operation and maintenance of the Building, Common Areas and Project Common Areas, provided that any future changes to the rules and regulations do not have a Tenant Adverse Impact. Landlord shall not be liable to Tenant for violation of any such rules and regulations by any other tenant, its employees, agents, contractors or invitees.
C.    Tenant shall, at its sole expense and subject to Landlord’s express obligations under this Lease: (i) keep the Leased Premises in a good order and condition consistent with the operation of a first-class office building; (ii) pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant’s business, upon the leasehold estate created by this Lease or upon Tenant’s fixtures, furnishings or equipment in the Leased Premises; (iii) not use or permit or suffer the use of any portion of the Leased Premises for any unlawful purpose; (iv) not use the plumbing facilities for any purpose other than that for which they were constructed, or dispose of any foreign substances therein; (v) not place a load on any floor exceeding the floor load per square foot which such floor was designed to carry (which floor load is 100 pounds per square foot) in accordance with the plans and specifications of the Building, and not install, operate or maintain in the Leased Premises any heavy item of equipment except in such manner as to achieve a proper distribution of weight; (vi) not strip, overload, damage or deface the Leased Premises, or the hallways, stairways, elevators, parking facilities or other public areas of the Building (including without limitation, the Land), or the fixtures therein or used therewith, nor permit any hole to be made in any of the same; (vii) not move any furniture or equipment into or out of the Leased Premises except at such reasonable times and in such manner as Landlord may from time to time reasonably designate; (viii) not install or operate in the Leased Premises any electrical heating, air conditioning or refrigeration equipment, or other equipment not shown on approved plans which will increase the amount of electricity required for use of the Leased Premises as general office space in excess of six (6) watts per square foot of the Leased Premises (other than ordinary office equipment such as personal computers, printers, copiers and the like and exclusive of the HVAC Service (as hereinafter defined)) without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; and (ix) not install any other equipment of any kind or nature which will or may necessitate any changes, replacements or additions to, or in the use of, the water, heating, plumbing, air conditioning or electrical systems of the Leased Premises or the Building, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.
D.    In addition to and not in limitation of the other restrictions on use of the Leased Premises set forth in this Section 4.01, Tenant hereby agrees that the following uses of the Leased Premises shall not be considered to be “office use” and shall not be permitted: (1) any use of the Leased Premises by an organization or person enjoying sovereign or diplomatic immunity; (2) any use of the Leased Premises by or for any medical or mental health services, or dental practice or any clinical medical services; (3) any use of the Leased Premises by or for an employment agency or bureau if clients or customers regularly appear at or visit the Leased Premises (as opposed to employment agency services handled via the internet or other technologies); (4) any use of the Leased Premises for classroom purposes (other than internal training purposes); (5) any use of the Leased Premises by or for any user which distributes governmental or other payments, benefits or information to persons that regularly appear at or visit the Leased Premises; (6) any other use of the Leased Premises or any portion of the Building by any user that will attract a volume or frequency of visitor or employee to the Leased Premises or any portion of the Building which is not consistent with the standards of a high quality, first-class office building in the area in which the Building is located or that will in any way impose an excessive demand or use on the facilities or services of the Leased Premises or the Building. Landlord acknowledges and agrees that (i) based on Tenant’s current design and configuration of the Leased Premises, Tenant’s current contemplated use of the Leased Premises does not and will not violate the terms of this Section 4.01.D.(6), and (ii) Tenant will not be in violation of the terms of this Section 4.01.D.(6) so long as Tenant’s use does not habitually attract a volume or frequency of visitor or employee to the Leased Premises that is materially higher than the volume or frequency of visitors or employees attracted to the premises of other tenants in the Building.
Section 4.02.    Signs and Advertising.
A.    Tenant shall not inscribe, paint, affix, or otherwise display any sign, advertisement or notice on any part of the outside or inside of, or upon, the Building (including without limitation, the Land). Landlord shall prepare and install a name plate or electronic listing designating Tenant on the directory for the Building. The initial installations of Tenant’s directory listing in connection with Tenant’s initial occupancy shall be at Landlord’s expense, and any replacements shall be made by Landlord at Tenant’s sole cost and expense. Tenant may, at Tenant’s sole cost and expense, install Building standard suite entry signage to be affixed at the entrance to the Leased Premises on both the eleventh (11th) and twelfth (12th) floors of the Building, the location, dimensions, design and appearance of which shall be subject to Landlord’s prior written consent in all respects. If any other signs, advertisements or notices are painted, affixed, or otherwise displayed without the prior approval of Landlord, Landlord shall have the right to remove the same, and Tenant shall be liable for any and all costs and expenses incurred by Landlord in such removal.
B.    So long as this Lease has not been terminated or Tenant’s right to possession of the Leased Premises has not been terminated, Tenant shall have the non-exclusive right, provided in each case the Lobby Sign Conditions are satisfied, to install, at Tenant’s sole cost and expense, a sign consisting of the name and/or logo of Tenant in the main lobby of the Building (the “Lobby Sign”) in the location set forth on Exhibit I attached hereto. The size of the Lobby Sign shall not exceed the dimensions set forth on Exhibit I, and, prior to Tenant’s installation of the Lobby Sign, Landlord shall approve the design and materials of the Lobby Sign, which approval shall not be unreasonably withheld, conditioned or delayed. The “Lobby Sign Conditions” are: (i) the installation, maintenance and removal of such Lobby Sign (including, without limitation, the repair lobby upon removal of such Lobby Sign) is performed at Tenant’s expense in accordance with the terms and conditions governing alterations pursuant to Section 9.03 hereof, and (ii) Tenant, itself, or a Permitted Transferee is occupying at least one

(1) full floor of the Leased Premises. Without limiting the foregoing, Landlord hereby approves the design of the Tenant’s lobby signs at Tenant’s leased premises located at 60 Binney Street, Cambridge, Massachusetts. Notwithstanding the foregoing provisions of this Section 4.02 to the contrary, within thirty (30) days after the date on which (x) Tenant or a Permitted Transferee no longer occupies at least one (1) full floor of the Leased Premises, or (y) the Term of the Lease expires or is terminated, then Tenant shall, at its sole cost and expense, remove the Lobby Sign and restore all damage to the Building caused by the installation and/or removal of the Lobby Sign, which removal and restoration shall be performed in accordance with the terms and conditions governing alterations pursuant to Section 9.03 hereof. The right to the Lobby Sign granted pursuant to this Section 4.02 is personal to Tenant and, except for a Permitted Transferee, may not be exercised by any occupant, subtenant, or other assignee of Tenant unless agreed to by Landlord in Landlord’s sole and absolute discretion.
ARTICLE V
RENT
Section 5.01.    Rent Payable.
A.    Commencing on the Term Commencement Date, Tenant shall pay all Rent to Landlord, without prior notice or demand and, except as otherwise expressly set forth in this Lease, without offset, deduction or counterclaim whatsoever, in the amounts, at the rates and times set forth in this Lease, in the manner set forth in this Section 5.01, provided, however, that payments of Minimum Rent shall not commence until the Rent Commencement Date. All payments of Rent shall be made at the place set forth in Section 1.01.H or as Landlord may otherwise designate by Notice to Tenant.
B.    If Tenant fails to pay any installment of Rent on or before the date the same becomes due and payable, such unpaid installment of Rent shall bear Interest as set forth in Section 17.03 of this Lease until paid. In addition, if Tenant fails to make any payment of Rent by the date that is five (5) days after such Rent is due and payable, Tenant shall pay Landlord a late payment charge (the “Late Fee”) equal to the greater of (i) five percent (5%) of such payment of Rent, or (ii) Twenty Dollars ($20.00) per day from the due date until the date of receipt by Landlord, except that Landlord shall not charge any such interest and/or the Late Fee with respect to the first (1st) such instance in any twelve (12) month period, if such amounts are paid within five (5) days after Notice that the same are delinquent. Payment of such Interest and/or the Late Fee shall not excuse or waive the late payment of Rent.
C.    If Landlord receives two (2) or more checks from Tenant that are dishonored by Tenant’s bank, all checks for Rent thereafter shall be bank certified and Landlord shall not be required to accept checks except in such form. Tenant shall pay Landlord any bank service charges resulting from dishonored checks, plus Fifty Dollars ($50.00) for each dishonored check as compensation to Landlord for the additional cost of processing such check.
D.    Any payment by Tenant of less than the total Rent due shall be treated as a payment on account. Acceptance of any check bearing an endorsement, or accompanied by a letter stating, that such amount constitutes “payment in full” (or terms of similar import) shall not be an accord and satisfaction or a novation, and such statement shall be given no effect.

Landlord may accept any check without prejudice to any rights or remedies which Landlord may have against Tenant.
E.    If the Term begins or ends on a date other than the first day of a month, Rent for the first month of the Term and/or the last month of the Term, as the case may be, shall be prorated on a daily basis based upon the number of days in such month and shall be paid in advance.
Section 5.02.    Payment of Minimum Rent and Additional Rent.
Tenant shall pay Landlord the Minimum Rent set forth in Section 1.01.F, above, in equal monthly installments, in advance, commencing on the Rent Commencement Date, and on the first day of each calendar month thereafter throughout the Term. Tenant shall pay Landlord Additional Rent at the times and in the manner set forth in this Lease. An amount equal to the first month’s Minimum Rent shall be paid in advance upon Tenant’s execution of this Lease and credited toward the first payment of Minimum Rent due.
Section 5.03.    Tenant’s Share of Taxes.
A.    “Taxes” means all governmental or quasi-governmental real estate taxes, fees, charges and assessments (whether general, special, ordinary, or extraordinary) applicable to the Office Portion or applicable to the Building (including, without limitation, the Land, but excluding the Garage), together with all reasonable costs and fees (including reasonable appraiser, consultant and attorney’s fees) incurred by Landlord in any tax contest, appeal or negotiation. The term “Taxes” shall also include that portion of any ground rent payments made by Landlord that represent the pass-through of real estate taxes from any ground lessor to Landlord and all rent or services taxes and/or so-called “gross receipts” or “receipts” taxes (including, but not limited to, any business license, sales, use or similar taxes) whether or not enacted in addition to, in lieu of or in substitution for any other tax. “Taxes” shall also include any personal property taxes incurred on Landlord’s personal property used in connection with the Building. “Taxes” shall not include (x) personal income taxes, personal property taxes on Landlord’s personal property not used in connection with the Building, franchise taxes levied against Landlord, capital gain, transfer, estate or inheritance taxes, or (y) any current or future development, mitigation or impact fees, assessments or subsidies associated with the initial construction of the Building and other improvements at the Project (including, without limitation, contributions to public realm improvements and costs to construct the Public Facilities). Taxes shall only include the Taxes assessed directly for and allocable to the applicable fiscal tax year that Tenant is obligated to pay Taxes under this Lease and shall not include any Taxes that represent a true-up or delayed assessment of the Tax obligations for any prior fiscal year during which the Building was under construction or being substantially completed. To the extent that the Building is not separately assessed for real estate tax purposes, but is assessed as part of a larger parcel or consists of multiple parcels, Landlord shall make a reasonable allocation as to the amount of real estate taxes that should be allocated to the Building for purposes of determining Tenant’s Share of Taxes under this Lease. Landlord’s allocation, if made in good faith, shall be final. Tenant shall pay before delinquency any business, rent or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant’s use or occupancy of the Leased Premises, the conduct of Tenant’s business at the Leased Premises, or Tenant’s equipment, fixtures, furnishings, inventory or personal property. If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay as Additional Rent the amount of such tax or fee. “Taxes” shall not include any real estate taxes, fees, charges or assessments that are not applicable to or allocable to the Office Portion, Building or Land. If any governmental, quasi-governmental, public or other authority having jurisdiction now or in the future imposes a gross receipts or receipts tax or other tax, fee, charge and/or assessment of any kind or nature upon, against or with respect to the Minimum Rent and/or Additional Rent payable hereunder or otherwise received from the Building, whether imposed in substitution of all or any part of the taxes, fees, charges and assessments levied or assessed against the Building or Land or in addition thereto, the entire amount of such gross receipts tax or other tax, fee, charge or assessment payable on account of the Minimum Rent and/or Additional Rent (as determined by Landlord) shall be paid promptly by Tenant whether such gross receipts tax or other tax, fee, charge or assessment is imposed nominally on Landlord or Tenant, such payment to be made either directly to the appropriate governmental, quasi-governmental, public or other authority (if such is required by such authority) or indirectly, by payment as Additional Rent to Landlord, which shall in turn be required to promptly pay over amounts received by it pursuant to the foregoing provisions to such authority.
B.    Commencing on the Term Commencement Date, for each Tax Year, Tenant shall pay to Landlord, in the manner provided herein, an amount (such amount, “Tenant’s Share of Taxes”) equal to Tenant’s Taxes Proportionate Share times the Taxes for such Tax Year, provided, however, that for the Tax Years during which the Term begins and ends, Tenant’s Share of Taxes shall be prorated based upon the actual number of days of the Term during each such Tax Year.
C.    Tenant shall pay Tenant’s Share of Taxes in such equal monthly installments (the “Tax Estimates”) as Landlord estimates from time to time, with the first installment being due on the Term Commencement Date and each succeeding installment being due on the first day of each calendar month thereafter. By not later than one hundred eighty (180) days after the end of each Tax Year, Landlord shall send Tenant a statement setting forth the amount of the Tenant’s Share of Taxes and the sum of the Tax Estimates which have been paid by Tenant for such Tax Year. If the amount of the Tenant’s Share of Taxes for such period exceeds the total of the Tax Estimates paid by Tenant, Tenant shall pay the difference to Landlord within thirty (30) days after receipt of such statement. If the total of the Tax Estimates paid by Tenant for such period exceeds the Tenant’s Share of Taxes for such period, Landlord shall credit the difference toward the Rent next due and, at the end of the Term, refund any excess amount of Tenant’s Share of Taxes paid by Tenant, less the amount of any moneys owed to Landlord by Tenant. Landlord shall credit Tenant with its Tenant’s Taxes Proportionate Share of any refund received by Landlord of any Taxes to which Tenant has contributed by paying the Tenant’s Share of Taxes reserved hereunder. Landlord shall provide Tenant with a copy of the real estate tax bill for the Building promptly following Tenant’s request therefor.

ARTICLE VI
COMMON AREAS
Section 6.01.    Use of Common Areas.
Tenant shall have a non-exclusive right to use such portions of the Common Areas and Project Common Areas as Landlord shall designate from time to time for use of office and retail tenants of the Building and the Project, respectively, subject to the exclusive control and management of Landlord (and/or the owner of such Common Areas or Project Common Areas) and the rights of Landlord (and/or the owner of such Common Areas or Project Common Areas) and of other tenants. Except as may otherwise expressly be provided in this Lease (including this Section 6.01 with respect to the Common Areas and the Project Common Areas), the lease of the Leased Premises does not include the right to use (i) the roof, mechanical rooms, electrical closets, janitorial closets, telephone rooms, parking areas or other non-common or non-public areas of the Building, or (ii) any portion of the Remaining Project. Tenant shall not use the Common Areas or Project Common Areas for any sales or display purposes, or for any purpose which would impede or create hazardous conditions for the flow of pedestrian or other traffic. The Common Areas and Project Common Areas shall at all times be subject to the exclusive control and management of Landlord (and/or the owner of such Common Areas or Project Common Areas).
Section 6.02.    Management and Operation of Common Areas.
Landlord shall (or shall cause others to) operate, repair, equip and maintain the Common Areas and the Project Common Areas and shall have the exclusive right and authority to employ and discharge personnel with respect thereto. Without limiting the foregoing, Landlord may (i) use the Project Common Areas, the lobby of the Office Portion, and any Common Areas exclusively serving the retail areas of the Building for promotions, exhibits, displays, outdoor seating, food facilities and any other use which tends to benefit the Building; (ii) grant the right to conduct sales in the Project Common Areas, the lobby of the Office Portion, and any Common Areas exclusively serving the retail areas of the Building; (iii) erect, remove and lease kiosks, planters, pools, sculptures and other improvements within the Project Common Areas, the lobby of the Office Portion, and any Common Areas exclusively serving the retail areas of the Building; (iv) enter into, modify and terminate easements and other agreements pertaining to the use and maintenance of the Building; (v) construct, maintain, operate, replace and remove lighting, equipment, and signs on all or any part of the Common Areas; (vi) provide security personnel for the Building; (vii) provided Tenant is able to use its entire allocation of Parking Contracts, subject to the terms and conditions of Article XIII below, restrict parking in the Building; (viii) reserve parking spaces for car/van sharing, electric car stations or other purposes to meet the requirements of government agencies; and (x) subject to the terms and conditions of Article XIII below, enforce parking charges (by operation of meters or otherwise). Landlord reserves the right at any time and from time to time to change or alter the location, layout, nature or arrangement of the Common Areas or any portion thereof, including but not limited to the arrangement and/or location of entrances, passageways, doors, corridors, stairs, lavatories, elevators, parking areas, and other public areas of the Building; provided that any future changes do not have a Tenant Adverse Impact. Without limitation, at all times during the Term, Tenant shall have a reasonable means of access from a public street to the Building and Garage.

Landlord shall have the right to close temporarily all or any portion of the Common Areas to such extent as may, in the reasonable opinion of Landlord, be necessary for repairs, replacements or maintenance to the Common Areas, provided such repairs, replacements or maintenance are performed expeditiously and in such a manner so as not to deprive Tenant of access to or use of the Leased Premises. Tenant shall have no rights or expectation under this Lease with respect to the Remaining Project or any portion thereof (including without limitation, any Project Common Areas), including without limitation any right or expectation with respect to the repair, condition, maintenance or existence thereof, except that Landlord shall maintain (or cause others to maintain) the Remaining Project as a first class mixed-use project.
Section 6.03.    Tenant’s Share of Operating Costs.
A.    Commencing on the Term Commencement Date, for each Operating Year, Tenant shall pay to Landlord, in the manner provided herein, an amount (such amount, “Tenant’s Share of Operating Costs”) equal to Tenant’s Operating Cost Proportionate Share times the Operating Costs for such Operating Year, provided, however, that for the Operating Years during which the Term begins and ends, Tenant’s Share of Operating Costs shall be prorated based upon the actual number of days of the Term during each such Operating Year.
B.    Estimated payments on account of Tenant’s Share of Operating Costs shall be paid, in advance, without notice, demand, or, except as may be otherwise specifically provided in this Lease, abatement, deduction or set-off, on the first day of each calendar month during the Term, said monthly amounts to be determined on the basis of estimates prepared by Landlord on an annual basis (each an “Operating Costs Estimate”) and delivered to Tenant prior to the commencement of each Operating Year. If, however, Landlord fails to furnish any such Operating Costs Estimate prior to the commencement of an Operating Year, then (a) until the first day of the month following the month in which such Operating Costs Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 6.03 in respect of the last month of the preceding Operating Year; (b) promptly after such Operating Costs Estimate is furnished to Tenant, Landlord shall give notice to Tenant whether the installments of Tenant’s Share of Operating Costs paid by Tenant for the current Operating Year have resulted in a deficiency or overpayment compared to payments which would have been paid under such Operating Costs Estimate, and Tenant, within ten (10) days after receipt of such Operating Costs Estimate, shall pay any deficiency to Landlord and any overpayment shall be credited against future payments of Rent; and (c) on the first day of the month following the month in which such Operating Costs Estimate is furnished to Tenant and monthly thereafter throughout the remainder of the Operating Year, Tenant shall pay to Landlord the monthly payment shown on such Operating Costs Estimate. Landlord may at any time or from time to time (but not more frequently than twice per Operating Year) furnish to Tenant a revised Operating Costs Estimate of Tenant’s Share of Operating Costs for such Operating Year, and in such case, Tenant’s monthly payments shall be adjusted and paid or credited, as the case may be, substantially in the same manner as provided in the preceding sentence. By not later than one hundred eighty (180) days after the expiration of each Operating Year, Landlord shall deliver to Tenant a statement showing the determination of Tenant’s Share of Operating Costs (the “Reconciliation Statement”). If such statement shows that the total of Tenant’s monthly payments pursuant to this Section 6.03 exceed Tenant’s Share of Operating Costs, then Landlord will credit such refund to the next payment(s) of Rent coming due or, if the same shall be at the end of the Term, refund such monies to Tenant; provided, however, that if Tenant is in Default under this Lease, no such refund shall be made until such Default is cured. If such Reconciliation Statement shows that Tenant’s Share of Operating Costs exceeded the aggregate of Tenant’s monthly payments pursuant to this Section 6.03 for the applicable Operating Year, then Tenant shall, within thirty (30) days after receiving the statement, pay such deficiency to Landlord without notice, demand, abatement (except as may be otherwise specifically provided in this Lease), deduction or set-off. Each Reconciliation Statement provided by Landlord shall be conclusive and binding upon Tenant unless within one hundred eighty (180) days after receipt thereof, Tenant notifies Landlord that it disputes the correctness thereof, which notice shall identify the particular charge(s) in dispute and the reasons therefor.
C.    “Operating Costs” means any and all expenses, disbursements and costs relating to or in connection with operating, managing, painting, repairing, insuring, securing and cleaning the Office Portion, or the Building (including without limitation, the Common Areas but excluding the Garage) and allocable to the Office Portion, including, but not limited to, the following (but subject to the Exclusions and without duplication of any costs covered by the Project Costs Charge):
(i)    cost of all supplies and materials used, and labor charges incurred, in the operation, maintenance, decoration, repairing and cleaning of the Building, including janitorial service for areas leased to tenants;
(ii)    cost of all equipment purchased or rented which is utilized in the performance of Landlord’s obligations hereunder, and the cost of maintenance and operation of any such equipment;
(iii)    cost of all maintenance and service agreements for the Building, and the equipment therein, including, without limitation, alarm service, security service, window cleaning, and elevator maintenance;
(iv)    costs of roof and exterior maintenance (including repainting), repair or, subject to Section 6.03.C(xiii) below, replacement;
(v)    wages, salaries and related expenses of all on-site agents or employees engaged in the operation, maintenance, security and management of the Building; provided, however, the wages, salaries and related expenses of any agents or employees not exclusively engaged in the operation, maintenance, security and management of the Building shall be reasonably apportioned;
(vi)    cost of all insurance coverage, including self-insurance, for the Building from time to time maintained, including but not limited to the costs of premiums and deductibles for insurance with respect to personal injury, bodily injury, including death, property damage, business interruption, worker’s compensation insurance covering personnel and such other insurance as Landlord shall deem reasonably necessary, which insurance may be maintained under policies covering other properties owned by Landlord or in the Project; in which event the premiums therefor shall be reasonably allocated and provided that deductibles related solely to claims occurring in the Remaining Project shall not be included in Operating Costs;
(vii)    cost of repairs, maintenance and, subject to Section 6.03.C(xiii) below and the Exclusions, replacements to the Building, including without limitation the Building Systems;
(viii)    cost of any maintenance, repair or redecoration (including repainting) of the Common Areas of the Building and interior landscaping for the Building;
(ix)    cost of removal of trash, rubbish, garbage and other refuse from the Building, as well as removal of ice and snow from the sidewalks on or adjacent to the Building;
(x)    all charges for electricity, gas, water, sewage service, heating, ventilation and air conditioning and other utilities furnished to the Building;
(xi)    management fees; provided, however, that any such management fees shall not exceed three percent (3%) of gross receipts for the Office Portion (exclusive of parking charges, roof license revenues and management fees) for the period in question;
(xii)    Intentionally omitted; and
(xiii)    annual amounts amortizing only the following items (“Permitted Capital Expenditures”): capital expenditures incurred either (A) to the extent reasonably projected by Landlord to reduce Operating Costs by an amount comparable to the annual amortized amount included in Operating Costs, such projection to be made by Landlord based on a study or report (the “Study”) performed and prepared by a reputable licensed engineer or other reputable, appropriate and licensed (if applicable) professional (a copy of which Study shall, at Tenant’s request, be delivered by Landlord to Tenant), or (B) to comply with any Legal Requirements first enacted on or after the Term Commencement Date; provided that the cost of each such capital expenditure shall be amortized over the time period equal to the useful life of the expenditure permitted under generally accepted accounting principles and only that portion attributable to each Operating Year shall be included herein for such Operating Year.
D.    In lieu of any other payment in respect of the operating costs relating to or in connection with the operating, managing, painting, repairing, insuring, securing or cleaning any portion of the Project (excluding the Building and Common Areas), including, without limitation, all utility and other costs associated with the Project Common Areas, the amounts (the “Project Costs Charge”) as set forth below (which amounts, notwithstanding anything to the contrary contained herein, shall be fixed and shall not be multiplied by Tenant’s Operating Costs Proportionate Share):

Lease Year	Annually	Monthly	Rate Per RSF
1	$30,590.00	$2,549.17	$0.50
2	$31,354.75	$2,612.90	$0.51
3	$32,138.62	$2,678.22	$0.53
4	$32,942.08	$2,745.17	$0.54

Lease Year	Annually	Monthly	Rate Per RSF
5	$33,765.64	$2,813.80	$0.55
6	$34,609.78	$2,884.15	$0.57
7	$35,475.02	$2,956.25	$0.58
8	$36,361.90	$3,030.16	$0.59
9	$37,270.94	$3,105.91	$0.61
10	$38,202.72	$3,183.56	$0.62
11	$39,157.79*	$3,263.15	$0.64
*Annualized
The Project Costs Charge set forth above shall be payable, as Additional Rent, in equal monthly installments on the first day of each calendar month throughout the Term, concurrently with the payment of the monthly estimated amount of Tenant’s Share of Operating Costs. The Project Costs Charge includes all costs of landscaping, snow plowing, security, utility and sewer costs, cleaning and janitorial costs associated with all portions of the Project Common Areas and no such costs shall be included in Operating Costs for the Building. Without limitation, the Project Costs Charge shall not be increased or otherwise impacted by any future Condominium regime affecting all or any portion of the Project.
E.    Notwithstanding the above, Operating Costs shall not include (the “Exclusions”):
(i)    principal and interest on indebtedness, debt amortization, and fixed and percentage ground rent paid by Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Building;
(ii)    leasing commissions or brokerage fees;
(iii)    advertising and promotional expenses;
(iv)    costs associated with improving or altering a specific tenant’s space in the Building (specifically excluding base building improvements and Building Systems serving tenants generally), unless such items are similarly provided to, or benefit generally, other tenants in the Building;
(v)    capital expenditures or depreciation of any kind other than Permitted Capital Expenditures;
(vi)    provided Landlord uses commercially reasonable efforts to obtain reimbursement to the extent Landlord is entitled to such reimbursement, and excepting the costs of Landlord’s commercially reasonable insurance deductible, the cost of any repair or replacement (including any repair or replacement incurred by reason of fire or other casualty or condemnation) to the extent Landlord is actually reimbursed therefor by insurance, warranties or condemnation proceeds (or for which Landlord would have been reimbursed had Landlord carried the insurance required to be carried by Landlord under this Lease);

(vii)    cost of any work or service performed on an extra cost basis for any tenant in the Building or the Land to a materially greater extent or in a materially more favorable manner than furnished generally to the tenants and other occupants;
(viii)    the cost of any items to the extent to which such cost is reimbursed or paid by third parties;
(ix)    expenditures for any leasehold improvement which is made in connection with the preparation of any portion of the Building for occupancy by any tenant or which is not made generally to or for the benefit of the Building;
(x)    Taxes and any expenses incurred in contesting Taxes;
(xi)    Costs and expenses incurred in the performance of the Tenant Work, and any costs of any redevelopment or expansion of the Building or the Project;
(xii)    Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building and the Land (e.g. the activities of Landlord’s officers and executives or professional development expenditures), including, without limitation, costs and expenses incurred for the administration of the entity which constitutes Landlord, (as the same are distinguished from the costs of operation, management, maintenance and repair of the Building), such as entity accounting and legal matters, except in all cases to the extent included in the management fee permitted hereby;
(xiii)    any operating expenses related to the Project (other than the Building), including, without limitation, any amounts, assessments and charges allocated or incurred pursuant to any Condominium Documents, REA, declaration, covenant, easement or other agreements now or hereafter relating to, affecting or encumbering the Building and all or any portion of the Remaining Project, it being agreed that any such expenses are reflected in the Project Costs Charge;
(xiv)    direct costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord, its agents, contractors or employees, of any applicable Legal Requirements that would not have been incurred but for such violation;
(xv)    fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building;
(xvi)    legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, refinancings or sales of any interest in Landlord or of Landlord’s interest in the Building, or in connection with any subdivision, condominium or ground lease affecting the Land, Building or Project, including recording costs, mortgage recording taxes, and title insurance premiums;
(xvii)    legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals), including build out allowances, moving expenses, assumption of rent under existing leases and other concessions incurred in connection with leasing space in the Building;

(xviii)    interest, fines or penalties, if any, for late payment or violations of Legal Requirements by Landlord or any tenant except to the extent incurring such expense is caused by a corresponding late payment or violation of a Legal Requirement by Tenant, in which event Tenant shall be responsible for the full amount of such expense;
(xix)    wages, bonuses, other compensation, and fringe benefits including, but not limited to insurance plans and tax qualified benefit plans of employees above the grade of general manager;
(xx)    any cost representing an amount paid to a person, firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship (provided however, that this clause shall not apply to the management fee);
(xxi)    costs for electricity for plugs, lights and supplemental HVAC supplied to leasable areas of the Building and all costs (including electricity and chilled water costs) to provide a tenant, including Tenant, requested overtime HVAC service to leasable areas of the Building;
(xxii)    management or administrative fees of any kind (except for the management fee expressly permitted above in this Section 6.03);
(xxiii)    any liabilities, costs or expenses associated with or incurred in connection with the testing, removal, enclosure, encapsulation or other handling of Hazardous Substances (as defined in Section 17.21 below) and the cost of defending against claims in regard to the existence or release of Hazardous Substances at the Building or the Land (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease); provided however, that with respect to the costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of (a) any material or substance located in the Building on the Term Commencement Date and which, as of the Term Commencement Date, is not considered, as a matter of law, to be a Hazardous Substance, but which is subsequently determined to be a Hazardous Substance as a matter of law, and (b) any material or substance located in the Building after the Term Commencement Date and which, when placed in the Building, was not considered, as a matter of law, to be a Hazardous Substance, but which is subsequently determined to be a Hazardous Substance as a matter of law, the costs thereof may be included in Operating Costs, subject, however, to Section 6.03.C(xiii), to the extent that such cost is treated as a Permitted Capital Expenditure;
(xxiv)    increased insurance or Taxes assessed specifically to any tenant of the Building or the Land for which Landlord is entitled to reimbursement from any other tenant;
(xxv)    any costs or expenses incurred in connection with the enforcement of Landlord’s Warranty (as hereinafter defined);
(xxvi)    lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased to the extent that such lease payments exceed the amount which would have been included in Operating Expenses if such equipment had been purchased rather than leased;

(xxvii)    cost of acquiring paintings and other works of art (as opposed to decorations purchased or leased by Landlord for display in the Common Areas of the Building);
(xxviii)    taxes on Landlord's business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.);
(xxix)    charitable or political contributions;
(xxx)    reserve funds of any kind;
(xxxi)    all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once;
(xxxii)    penalties, legal fees, court costs and costs incurred in connection with dispute resolution procedures resulting from any claimed violation of law or requirements of law, except to the extent attributable to Tenant's actions or inactions;
(xxxiii)    costs of providing any shuttle service to the Building or the Project unless required by Law or Tenant agrees in writing with Landlord to participate in the use of such shuttle service;
(xxxiv)the cost of installing any specialty service, such as a cafeteria, observatory, broadcasting facilities, child or daycare;
(xxxv)    costs incurred in removing the property of former tenants or other occupants of the Building;
(xxxvi)    Costs of HVAC service (including any and all utilities) supplied to leasable areas of the Building (including vacant space) and which Landlord is required, pursuant to this Lease, to separately meter, submeter or BTU meter for HVAC service;
(xxxvii)    costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of the Lease or imposed or incurred solely as a result of another tenant’s or tenants’ use of the Land or their respective premises;
(xxxviii)    costs relating to the repair, maintenance and operation of the Garage;
(xxxix)    costs and expenses incurred in the design, permitting or initial construction, fixturing and furnishing of the Building, including the Garage and any Common Areas of Project Common Areas;
(xl)    cost of initial cleaning and rubbish removal from the Building performed (or to be performed) before final completion of the Building or any tenant space, to the extent such costs relate to the construction of the Building or tenant space;
(xli)    cost of initial landscaping of the Building or the Project;
(xlii)    cost of the initial stock of tools and equipment for operation, repair and maintenance of the Building or the Project;
(xliii)    the cost of repairs and replacements incurred by reason of fire or other casualty, or condemnation other than the costs of Landlord’s commercially reasonable deductible (irrespective of whether Landlord, in fact, carries insurance against such risk);

(xliv)    any costs of operating, insuring, repairing, maintaining, managing or replacing the Garage; and
(xlv)    direct costs due to the gross negligence or willful misconduct of Landlord, its employees, agents, contractors or vendors.
F.    If for any period during the Term less than ninety-five percent (95%) of the Floor Area of the Office Portion is occupied by tenants, then, in calculating Operating Costs that vary based upon occupancy for such period, Landlord may increase those components of Operating Costs that vary based upon occupancy that Landlord reasonably believes would have been incurred during such period had the Building been ninety-five percent (95%) occupied. In addition, if for any period during the Term any part of the Office Portion is leased to a tenant who, in accordance with the terms of its lease, provides its own cleaning services, and/or any other services otherwise included in Operating Costs, then Operating Costs for such period shall be increased by the additional costs for cleaning, and/or such other applicable expenses that Landlord reasonably estimates would have been incurred by Landlord if Landlord had furnished and paid for cleaning and/or such other services for the space occupied by such tenant.
G.    Notwithstanding anything to the contrary contained herein, in no event shall the amount of Controllable Operating Costs (as hereinafter defined) included in Operating Costs for any Operating Year after the first (1st) full Operating Year (or portion thereof) during the Term exceed the Controllable Operating Costs Cap (as hereinafter defined). “Controllable Operating Costs” shall be defined as all Operating Costs, except for utility and other energy related costs, amortization of capital expenditures, snow and ice removal, security costs, cleaning costs, and insurance premiums. The initial “Controllable Operating Costs Cap” shall be defined as one hundred three percent (103%) of the actual amount of Controllable Operating Costs for the first (1st) Operating Year (or portion thereof) during the Term, and each Controllable Operating Costs Cap thereafter shall be one hundred three percent (103%) of the Controllable Operating Costs Cap for the immediately preceding calendar year.
Section 6.04.    Tenant’s Right to Examine Records.
Subject to the provisions of this Section 6.04, Tenant shall have the right, at Tenant's cost and expense, to examine all documentation and calculations prepared in the determination of Tenant’s Share of Operating Costs:
A.    Tenant shall have the right to make such examination no more than once in respect of any period in which Landlord has given Tenant a Reconciliation Statement. Tenant shall have no right to examine all documentation and calculations pursuant to this Section 6.04 unless Tenant has paid the amount shown on the applicable Reconciliation Statement. Tenant shall exercise such right by giving Landlord written notice (the “Documentation Request”) no more than ninety (90) days after Landlord gives Tenant a Reconciliation Statement, in respect of such period (the “Documentation Request Due Date”).
B.    Such documentation and calculations shall be made available to Tenant at the offices where Landlord keeps such records in Massachusetts during normal business hours within a reasonable time after Landlord receives a Documentation Request. Landlord shall notify Tenant (the “Documentation Availability Notice”) when such documents and calculations are available for examination.

C.    Such examination (the “Examination”) may be made only by a nationally or regionally recognized independent certified public accounting firm (a “Major CPA Firm”), or by another certified public accounting firm or real estate services firm (including a brokerage firm that provides operating expense auditing services) reasonably approved by Landlord. In no event shall Tenant use any examiner who is being paid by Tenant on a contingent fee basis.
D.    As a condition to performing any such Examination, Tenant and its examiner(s) shall be required to execute and deliver to Landlord an agreement, in commercially reasonable form acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord, the Building or the Project in connection with such examination; provided however, Tenant shall have the right to make disclosures (i) to the extent required by Legal Requirements, (ii) to the extent reasonably required to enforce its rights hereunder, and (iii) to the partners, employees, architects, consultants, brokers, lenders, accountants, attorneys and other consultants of Tenant who have been advised of the confidentiality provisions contained herein and agree to be bound by the same.
E.    The Examination shall be commenced within thirty (30) days after Landlord delivers the documentation and calculation and shall be concluded within ninety (90) days of its commencement. Tenant shall provide Landlord with a written report (the “Report”) from its examiner summarizing the results of the Examination not later than one hundred eighty (180) days after Tenant completes the Examination (the “Report Due Date”).
F.    If as a result of its investigations, Tenant disagrees with the Reconciliation Statement, Landlord and Tenant shall negotiate in good faith for thirty (30) days (the “Operating Costs Negotiation Period”) to agree on a resolution. If Landlord and Tenant have not agreed on a resolution within the Operating Costs Negotiation Period, then either party may refer the issues raised by such audit to an independent nationally recognized public accounting firm selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant.
G.    If, after the Examination with respect to any calendar year, it is finally determined that: (a) Tenant has made an overpayment on account of Tenant’s Share of Operating Costs, Landlord shall credit such overpayment against the next installment(s) of Minimum Rent thereafter payable by Tenant, except that if such overpayment is determined after the termination or expiration of the Term, Landlord shall promptly refund to Tenant the amount of such overpayment less any amounts then due from Tenant to Landlord; or (b) Tenant has made an underpayment on account of Tenant’s Share of Operating Costs, Tenant shall, within thirty (30) days of such determination, pay such underpayment to Landlord. If it is finally determined that the amount of Operating Costs was overstated by more than five percent (5%), Landlord shall pay Tenant’s reasonable out-of-pocket cost for such audit (not to exceed $10,000.00).
H.    Time is of the essence of the provisions of this Section 6.04. Should Tenant fail to give Landlord the Documentation Request by the Documentation Request Due Date, or the Report by the Report Due Date, then in any such case Tenant shall have no further right to question said Operating Costs, and the amounts shown on Landlord’s Operating Costs Statement shall be final as between the parties.

Section 6.05.    Taxes on Tenant’s Personal Property.
Tenant shall pay all governmental taxes, charges, fees and assessments applicable to Tenant’s personal property, trade fixtures, inventory and Tenant’s Rent obligation before they become delinquent.
ARTICLE VII
SERVICES AND UTILITIES
Section 7.01    Services Provided by Landlord.
So long as Tenant is not in Default under this Lease, Landlord shall provide the following facilities and services to Tenant as part of Operating Costs (except as otherwise provided herein):
A.    Electricity for normal lighting and business purposes in the Leased Premises and the Common Areas. Electricity supplied to the Leased Premises shall be not less than six (6) watts per usable square foot of the Leased Premises (exclusive of the HVAC Service);
B.    Janitorial service and trash removal services in the Leased Premises and the Common Areas after Building Hours each day except on Saturdays, Sundays and Holidays, in accordance with the cleaning specifications attached hereto as Exhibit G;
C.    Common Area rest room facilities and necessary lavatory supplies, including hot and cold running water at the points of supply in such rest room facilities, cold water for ordinary premises, cleaning, toilet, lavatory and drinking purposes, as provided for the general use of all tenants in the Building at the point of supply, and routine maintenance, painting, and electric lighting service for all Common Areas of the Building in such manner as Landlord deems reasonable. After Landlord’s initial installation of hot water heaters to supply hot water to the Premises as part of the Tenant Work, Tenant shall be responsible for heating and distributing any hot water within the Leased Premises, and any repairs, maintenance and replacement of the hot water heaters serving the Premises. If Tenant requires water for any additional purposes, Tenant shall pay for the cost of bringing water to, and redistributing water within, the Leased Premises, and Landlord may install a meter to measure the water. Tenant shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water consumed.
D.    Central heating, ventilation and air conditioning (“HVAC Service”) during the seasons of the year when these services are normally and usually furnished based upon standard electrical energy requirements of not more than an average of six (6) watts per square foot of the Leased Premises and a human occupancy of not more than one person for each 150 square feet of rentable area of the Leased Premises (other than in special use areas) for all purposes, in accordance with the specifications set forth on Exhibit H attached hereto. The HVAC Service shall include the provision of chilled and/or condenser water to the extent necessary to provide the HVAC Service. The controls for the HVAC Service to the Leased Premises shall be in the Leased Premises, and Tenant shall have the ability to get HVAC Service to the Leased Premises 24 hours per day, 7 days per week on demand, subject to payment of the HVAC Charge, as hereinafter defined;

E.    Automatically operated passenger elevator service. Landlord shall have the right to remove elevators from service as the same shall be required for moving freight, or for servicing or maintaining the elevators and/or the Building; provided, however, that, except in the event of a Force Majeure or due to emergencies, at least three (3) passenger elevators will remain in service during Business Hours and at least one (1) passenger elevator will remain in service at all other times.
F.    All electric bulbs and fluorescent tubes for building standard light fixtures in the Leased Premises and Common Areas;
G.    An electronically controlled perimeter access system to the Building’s entrance, and other security services as Landlord shall determine from time to time. Landlord’s current security specifications are attached hereto as Exhibit E. Landlord shall provide Tenant with Building key cards for each of Tenant’s employees working in the Leased Premises from time to time. Any additional or replacement cards shall be at Tenant’s expense; and
H.    Loading dock services and vertical transportation for freight to the Leased Premises.
I.    So long as Tenant shall comply with Landlord’s reasonable security program for the Building, Landlord shall provide Tenant with, and Tenant shall have, access to the Leased Premises twenty-four (24) hours per day, seven (7) days per week, during the Term of this Lease, except in an emergency.
J.    Tenant may elect, at its sole cost and expense, to install supplementary or auxiliary HVAC equipment to serve the Leased Premises, subject to Landlord's prior consent in each instance. The work to install any supplementary or auxiliary HVAC equipment shall be considered to be a Tenant Alteration for all purposes under this Lease and Tenant shall comply with all terms and conditions of this Lease in connection therewith. Tenant shall also install a meter (the “Condenser Water Meter”) to measure Tenant’s use of chilled and/or condenser water in connection with any such supplementary or auxiliary HVAC equipment. Landlord will, upon request of Tenant and subject to availability, provide chilled and/or condenser water for such supplemental or auxiliary HVAC equipment. If Landlord provides any chilled or condenser water to Tenant in connection with the use of any supplementary or auxiliary HVAC equipment, Landlord may elect to charge Tenant for the use of such chilled or condenser water based on the amounts shown on such Condenser Water Meter, which charge will be based on Landlord’s actual costs of providing chilled and/or condenser water, without mark-up.
Section 7.02.    Landlord’s Access to Leased Premises.
Landlord shall have access to and reserves the right to inspect, erect, use, connect to, maintain and repair pipes, ducts, conduits, cables, plumbing, vents and wires, and other facilities in, to and through the Leased Premises as and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the Building (including the servicing of other tenants in the Building), provided the same do not materially reduce the useable square footage or materially adversely affect the appearance of the Leased Premises, and the right at all times to transmit water, heat, air conditioning and electric current through such pipes, conduits, cables, plumbing, vents and wires and the right to interrupt the same in emergencies without eviction of Tenant or abatement of Rent, except as may be expressly set forth herein. Any failure by Landlord to furnish the foregoing services shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of Rent hereunder, nor relieve Tenant from any of its obligations hereunder. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service for the Leased Premises or the Building, Landlord and Tenant shall comply with such requirements, whether or not the utilities and services referred to in this Article VII are thereby reduced or otherwise affected, without any liability on the part of Landlord to Tenant or any other person or any reduction or adjustment in Rent payable hereunder. Landlord and its agents shall be permitted reasonable access to the Leased Premises for the purpose of inspecting the Leased Premises, and installing and servicing systems within the Leased Premises deemed reasonably necessary by Landlord to provide the services and utilities referred to in this Article VII to Tenant and other tenants in the Building. In addition, Landlord may enter the Leased Premises for purposes of showing the Leased Premises to Mortgagees or prospective Mortgagees at any time during the Term and to prospective tenants during the last twelve (12) months of the Term. Notwithstanding anything to the contrary contained herein, in connection with any entry by Landlord into the Leased Premises (including entry for the reasons described in preceding sentence) except in the case of an emergency or for routine access such as for cleaning: (i) Landlord shall use commercially reasonable efforts to minimize any interruption of or interference with Tenant’s use and occupation of the Leased Premises; (ii) Landlord shall provide Tenant with at least twenty-four (24) hours’ advance notice (which notice may be oral or via email) of such entry (or in the case of an emergency, only such notice as is practicable under the circumstances shall be required), and (iii) Tenant shall have the right to have a representative accompany Landlord during any entry.
Section 7.03.    Electrical Energy.
As part of the Tenant Work, Landlord shall cause a separate direct meter to be installed in the Leased Premises to monitor the amount of electricity used to operate the lights and any equipment, machinery or other items connected to the power outlets in the Leased Premises. The cost of all electricity furnished to the Leased Premises will be billed to Tenant directly from the appropriate utility company furnishing such electricity. Tenant shall promptly pay all bills for such service. Tenant shall maintain in good order and repair (and replace, if necessary) the separate meter serving the Leased Premises. Landlord shall be under no obligation to furnish electrical energy to Tenant in amounts greater than needed for lighting and normal and customary items of equipment for general office purposes (i.e., not more than an average of six (6) watts per square foot of the Leased Premises, exclusive of the HVAC Service), and Tenant shall not install or use within the Leased Premises any electrical equipment, appliance or machine which shall require amounts of electrical energy exceeding such standard wattage provided for the Building, unless the installation and use of such additional electrical equipment, appliance, or machine has been approved by Landlord, which approval may be conditioned upon the payment by Tenant, as Additional Rent, of the cost of the additional electrical energy and modifications to the Building’s electrical system required for the operation of such electrical equipment, appliance or machine. Landlord shall have the right to charge Tenant for the cost of any additional wiring or other improvements to the Building as may be occasioned by or required as a result of any such excess use. In the event of any excessive consumption of any utilities that are not separately metered or submetered for the Leased Premises, Landlord shall be entitled to require that Tenant install in the Leased Premises (at Tenant’s cost and in a location approved by Landlord) meters or submeters to measure Tenant’s utility consumption for the Leased Premises or for any specific equipment causing excess consumption, as Landlord shall require; in which case, Tenant shall maintain in good order and repair (and replace, if necessary) such meters or submeters. If separate meters are installed for measuring Tenant’s use of any utilities, then charges for such utilities shall be paid directly by Tenant to the appropriate utility company. If submeters are installed for measuring Tenant’s consumption of any utilities, Tenant shall pay the costs of the same to Landlord as Additional Rent, within fifteen (15) days of its receipt of a bill therefor based on such submeter readings.
Section 7.04.    HVAC Charge.
Landlord shall install (as part of the Tenant Work) and maintain, at Tenant’s cost, one or more air flow and BTU meters to measure Tenant's use of HVAC Service (which includes chilled, hot and condenser water, as well as supply and exhaust on the air) in the Leased Premises. Tenant shall pay, as Additional Rent, a charge (“HVAC Charge) for natural gas consumption in the Leased Premises, which HVAC Charge shall be based on the amounts shown on such submeter(s), plus any third-party out-of-pocket fee applicable for reading, maintaining and/or replacing said submeters. Tenant’s HVAC Charge shall be based on Landlord’s actual costs of providing the HVAC Service, without mark-up. It is the intent of the parties that Tenant’s HVAC Charge is separate from and in addition to Tenant’s Share of Operating Costs, as set forth in Section 6.03 of this Lease.
Tenant agrees to pay Tenant's HVAC Charge in equal monthly installments commencing on the Term Commencement Date and on the first day of each calendar month thereafter throughout the Term. Such installments shall be based on Landlord’s reasonable estimate of Tenant’s usage and the actual costs incurred by Landlord (as described and limited above) as reflected on a monthly invoice provided by Landlord or its designee. Within one hundred eighty (180) days after the end of each partial or full calendar year, Landlord shall send to Tenant a statement setting forth the amount of Tenant’s share based on Tenant’s actual usage of HVAC Service for the partial or full calendar year in question and the sum of the HVAC Charge estimates that have been paid by Tenant. If the amount of Tenant’s HVAC Charge exceeds the sum of the HVAC Charge estimates paid by Tenant for such period, Tenant shall pay Landlord the difference within thirty (30) days after receipt of such statement. If the sum of the HVAC Charge estimates paid by Tenant for such period exceeds Tenant’s HVAC Charge for such period, Landlord shall credit the difference toward the Rent next due and, at the end of the Term, refund any excess amount of HVAC Charge estimates paid by Tenant, less the amount of any moneys owed to Landlord by Tenant. Landlord shall provide Tenant with a copy of the submeter readings and any other backup documentation used to calculate the HVAC Charge promptly following Tenant’s request therefor.
Section 7.05.    Discontinuance and Interruption of Service.
A.    Landlord shall not be liable to Tenant in damages or otherwise for the quality, quantity, failure, unavailability or disruption of any utility service and the same shall not constitute a termination of the Lease, or an actual or constructive eviction of Tenant, or, subject to the terms and conditions of Section 7.05(B) below, entitle Tenant to any abatement of Rent.

B.    Notwithstanding anything to the contrary in this Lease contained, if the Leased Premises shall lack the HVAC Service, electrical service, water and sewer service, all elevator service, or all reasonable means of access to the Leased Premises, and which Landlord is required to provide hereunder (thereby rendering all or a Material Portion (as hereinafter defined) of the Leased Premises untenantable), or if Landlord fails to perform any repairs or maintenance that Landlord is required to perform pursuant to the terms of this Lease, and such failure renders all or a Material Portion of the Leased Premises untenantable or inaccessible (in any case, a “Service Interruption”) so that, for the Landlord Service Interruption Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant’s business is materially adversely affected as a direct result of such Service Interruption, then, provided that Tenant actually ceases to use the Leased Premises (or Material Portion thereof) during the entirety of the Landlord Service Interruption Cure Period and that such Service Interruption and/or Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant's agents, employees or contractors, then Minimum Rent, Tenant’s Share of Operating Costs, Tenant’s Share of Taxes and the Project Costs Charge shall thereafter be abated for the Leased Premises (or Material Portion thereof) on a pro rata per rentable square foot and per diem basis until such condition is cured sufficiently to allow Tenant to reoccupy the Leased Premises (or Material Portion thereof) and the continued operation in the ordinary course of Tenant’s business is no longer materially adversely affected as a direct result of such Service Interruption. For the purposes hereof, (i) the term “Landlord Service Interruption Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of Notice from Tenant of the condition causing the Service Interruption in the Leased Premises, provided however, that the Landlord Service Interruption Cure Period shall be ten (10) consecutive business days after Landlord’s receipt of Notice from Tenant of such condition causing the Service Interruption in the Leased Premises if either the condition was caused by causes beyond Landlord’s control or Landlord is unable to cure such condition as the result of causes beyond Landlord’s control, and (ii) the term “Material Portion” shall mean ten percent (10%) or more of the rentable area of the Leased Premises.
Section 7.06.    Landlord’s Right to Alter Utilities.
Landlord may at any time alter or permit to be altered any utility, and related equipment, serving the Leased Premises, provided such alteration does not interrupt or reduce service to the Leased Premises to more than a de minimis extent, does not interfere with or adversely affect Tenant’s business operations within the Leased Premises to more than a de minimis extent, and does not cause the usable area of the Leased Premises or its ceiling heights to be reduced beyond a de minimis amount.
ARTICLE VIII
INDEMNITY AND INSURANCE
Section 8.01.    Indemnity.
A.    Tenant shall indemnify, defend and hold Landlord, its lessors, partners and members, and their respective shareholders, partners, members, trustees, agents, representatives, directors, officers, employees and Mortgagee(s) (collectively, “Landlord’s Indemnitees”) harmless from and against all liabilities, obligations, damages, judgments, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees, which may be imposed upon, incurred by, or asserted against any of Landlord’s Indemnitees by a third party and arising, directly or indirectly, out of or in connection with (i) Tenant’s breach of its obligations under this Lease, (ii) the wrongful acts or negligence of Tenant or any Person claiming by, through or under Tenant, or the agents, contractors, employees, servants or licensees of any such Person, in, on or about the Leased Premises or the Building, or (iii) the use or occupancy of the Leased Premises or the Building by Tenant or any of Tenant’s agents, employees, contractors or invitees. Tenant shall not be obligated to indemnify Landlord’s Indemnitees against loss, liability, damage, cost or expense to the extent arising out of (a) a claim for which Tenant is released from liability pursuant to Section 8.07 below, or (b) a claim arising out of the willful misconduct or negligence of Landlord or its agents, employees or contractors.
B.    Landlord shall indemnify, defend and hold Tenant, its partners, officers, shareholders, members, trustees, principals, agents, directors and employees (collectively “Tenant's Indemnitees”) harmless from and against all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees, which may be imposed upon, incurred by, or asserted against any of the Tenant’s Indemnitees by a third party and arising, directly or indirectly, out of or in connection with (i) Landlord’s breach of its obligations under the Lease, (ii) the wrongful acts or negligence of Landlord or any Person claiming by, through or under Landlord, or the agents, contractors, servants, employees and/or licensees of any such Person in, on or about the Common Areas, or (iii) the use of the Common Areas. Landlord shall not be obligated to indemnify Tenant’s Indemnitees against loss, liability, damage, cost or expense to the extent arising out of (a) a claim for which Tenant is released from liability pursuant to Section 8.07 below, or (b) a claim arising out of the willful misconduct or negligence of Tenant or its agents, employees or contractors.
Section 8.02.    Landlord Not Responsible for Acts of Others.
To the extent permitted by applicable Legal Requirements, Landlord shall not be liable to Tenant, nor to those claiming through Tenant, for any loss, theft, injury, liability or damage of, for or to Tenant’s business and/or property which may result from: (a) any act, omission, fault or negligence of other tenants or licensees, their agents, employees or contractors, or any other persons (including occupants of adjoining or contiguous buildings, owners of adjacent or contiguous property, or the public), (b) the breaking, bursting, backup, stoppage or leaking of electrical or phone/internet cables and wires, or water, gas, sewer, HVAC or steam pipes or ducts serving the Leased Premises, the Building and/or the Project, and/or (c) water, snow or ice being upon the Building or the Project or coming into the Leased Premises.
Section 8.03.    Tenant’s Insurance.
Commencing on the earlier to occur of (a) the Term Commencement Date or (b) the date Tenant enters or has access to enter the Leased Premises, for purposes of installing alterations or equipment therein, and at all times thereafter, Tenant shall carry and maintain:
A.    Commercial General Liability Insurance (a non-deductible policy with current ISO occurrence form or equivalent) naming Tenant as the named insured and Landlord and (at Landlord’s request) Landlord’s Mortgagee (and managing agent), if any, Landlord’s property manager, if any, and Federal Realty Investment Trust (“FRIT”), if FRIT is not the

Landlord under this Lease, as additional insureds, providing an Additional Insured – Managers or Lessors of Premises Endorsement (#CG-20-11-01-96 or equivalent) protecting Tenant and the additional insureds against liability for bodily injury, death and property damage with respect to liability arising out of the ownership, use, occupancy or maintenance of the Leased Premises and all areas appurtenant thereto, with limits not less than a per occurrence limit of Three Million Dollars ($3,000,000.00) and a general aggregate limit of Five Million Dollars ($5,000,000.00). These policy limits may be obtained through any combination of primary and excess insurance. If Tenant sells, serves or distributes alcoholic beverages in or on the Leased Premises, then such General Liability Insurance shall include Liquor Legal Liability coverage at the same minimum limits of liability as shown above. If Tenant engages a third party to sell, serve or distribute food in or on the Leased Premises, then Tenant’s contractor shall maintain General Liability Insurance including products liability with a combined single limit of Two Million Dollars ($2,000,000.00) per occurrence and an aggregate limit of Two Million Dollars ($2,000,000.00).
B.    “All Risks” or “Special Causes of Loss Form” property insurance covering all of Tenant’s Property and Leasehold Improvements (as both are defined in Section 9.05. below), and coverage for those building components for those portions of the Leased Premises that Tenant is responsible to repair pursuant to Section 10.02. below (exclusive of any Building Systems or other portions of the base Building), and written for at least the full replacement cost with a deductible of not more than Fifty Thousand Dollars ($50,000.00), subject to commercially reasonable increases during the Term consistent with market deductibles for office space in the greater Boston market area.
C.    Plate glass insurance covering all plate glass in the Leased Premises. Tenant shall be and remain liable for the repair and restoration of all such plate glass, provided, however, Tenant may self-insure such plate glass coverage.
D.    Intentionally Omitted.
E.    Business interruption, loss of income and extra expense insurance in amounts sufficient to pay for Tenant’s expenses and lost income for a period of at least twelve (12) months.
F.    Worker’s compensation insurance as required by the jurisdiction in which the Leased Premises is located, and employer’s liability insurance with a minimum of Five Hundred Thousand Dollars ($500,000.00). Such policy shall provide a waiver of subrogation in favor of all Landlord and Landlord’s managing agent.
Notwithstanding anything set forth above, all dollar limits specified in this Section 8.03 shall be increased from time to time, consistent with the standards of other comparable office buildings in the area in which the Building is located, upon Notice from Landlord, to effect or coverage deemed adequate in light of then-existing circumstances.
Section 8.04.    Tenant’s Contractor’s Insurance.
Tenant shall cause any contractor performing work on the Leased Premises to obtain, carry and maintain, at no expense to Landlord the following coverages with limits not less than indicated: (i) worker’s compensation insurance as required by the jurisdiction in which the Building is located and employer’s liability with limits not less than Five Hundred Thousand

Dollars ($500,000.00) providing a waiver of subrogation in favor of Landlord, Federal Realty Investment Trust, if FRIT is not the Landlord, and Landlord’s managing agent (if applicable); (ii) builder’s risk insurance with a deductible no greater than Ten Thousand Dollars ($10,000.00), in the amount of the full replacement cost of Tenant’s Property and Leasehold Improvements; (iii) Commercial General Liability Insurance, including completed operations and contractual liability coverage, providing on an occurrence basis limits not less than Three Million Dollars ($3,000,000.00) per occurrence (and Five Million Dollars ($5,000,000.00) general aggregate, if applicable), naming Landlord, Federal Realty Investment Trust, if FRIT is not the Landlord, and Landlord’s managing agent (if applicable) as additional insureds using the current ISO Additional Insured Endorsement forms CG 20 38 for ongoing operations and CG 20 37 for completed operations or their equivalent providing coverage at least as broad; and (iv) business automobile liability insurance including the ownership, maintenance and operation of the automotive equipment, owned, hired, and non-owned coverage with a combined single limit of not less than One Million Dollars ($1,000,000.00) for bodily injury and property damage. If the contractor fails to acquire such insurance, Tenant shall provide such insurance (except worker’s compensation insurance and employer’s liability). These policy limits may be obtained through any combination of primary and excess insurance.
Section 8.05.    Policy Requirements.
Any company writing any insurance which Tenant is required to maintain or cause to be maintained under Sections 8.03 and 8.04 as well as any other insurance pertaining to the Leased Premises or the operation of Tenant’s business therein (all such insurance being referred to as “Tenant’s Insurance”) shall at all times be licensed and qualified to do business in the jurisdiction in which the Leased Premises are located and shall have received an A-VII or better rating by the latest edition of A.M. Best’s Insurance Rating Service. All of Tenant’s Insurance may be carried under a blanket policy covering the Leased Premises and any other location of Tenant. To the extent such a provision is then available from Tenant’s insurer, such insurance shall provide that it shall not be canceled or the coverages be changed or reduced below the minimum amounts and coverages required under this Lease without at least thirty (30) days’ (ten (10) days’ in the event of cancellation for non-payment of premium) prior written Notice to Landlord and, in any event, Tenant shall provide Landlord with at least thirty (30) days’ prior written notice of any such cancellation or reduction in the amounts or types of such insurance below the minimum amounts and coverages required under this Lease. Tenant shall be solely responsible for payment of premiums for all of Tenant’s Insurance. Tenant shall deliver to Landlord prior to the time Tenant’s Insurance is first required to be carried by Tenant, and upon renewals prior to the expiration of the term of any such insurance policy, a certificate of insurance. The limits of Tenant’s Insurance shall not limit Tenant’s liability under the Lease, at law, or in equity. All policies of Tenant’s Insurance shall be primary and non-contributory with respect to Landlord’s liability arising out of the act or omission of Tenant, its officers, agents, contractors, employees, or, while upon the Leased Premises, invitees. If Tenant fails to deposit a certificate of insurance with Landlord (which shows compliance with the provisions of this Article VIII) within three (3) days after Notice from Landlord, Landlord may acquire such insurance, and Tenant shall pay Landlord the amount of the premium applicable thereto within thirty (30) days following Notice from Landlord.

Neither the insurance requirements set forth in the Lease nor Landlord’s review and approval of any insurer or insurance policy shall be deemed to limit Tenant’s obligations under this Lease or Tenant’s underlying liability in any manner. The insurance requirements herein merely prescribe the minimum amounts and forms of insurance coverage that Tenant and their contractors are required to carry. Any failure by Landlord to enforce in a timely manner any of the provisions of the Lease shall not act as a waiver to enforcement of any of such provisions at a later date.
Section 8.06.    Increase in Insurance Premiums.
Tenant shall not keep or do anything in the Leased Premises that will: (i) cause an increase in the rate of any insurance on the Building; (ii) violate the terms of any insurance coverage on the Building carried by Landlord or any other tenant; (iii) prevent Landlord from obtaining such policies of insurance acceptable to Landlord or any Mortgagee of the Building; or (iv) violate the rules, regulations or recommendations of Landlord’s insurers, loss prevention consultants, safety engineers, the National Fire Protection Association, or any similar body having jurisdiction over the Leased Premises. If Tenant does so, Tenant shall pay to Landlord upon demand the amount of any increase in any such insurance premium. In determining the cause of any increase in insurance premiums, the schedule or rate of the organization issuing the insurance or rating procedures shall be conclusive evidence of the items and charges which comprise the insurance rates and premiums on such property.
Section 8.07.    Waiver of Right of Recovery and Subrogation.
Except for the indemnification for Hazardous Substances as set forth in Section 17.21, neither Landlord nor Tenant shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring such other party for loss or damage to any building, structure or other tangible property in or at the Leased Premises, the Building or the Project, or any resulting loss of income, or losses under worker’s compensation laws or benefits, even though such loss or damage might have been occasioned by the negligence of Landlord or Tenant, or their respective managing agents or employees. This Section 8.07 shall not limit or supersede the indemnification as to third parties as provided in Section 8.01. The provisions of this Section 8.07 shall apply to any Transferee pursuant to Article XV of this Lease, and the Transferee shall expressly agree in writing to be bound by the provisions of this Section 8.07 (as if such Transferee were Tenant hereunder) for the benefit of Landlord.
Section 8.08.    Landlord’s Insurance.
Landlord shall maintain (i) “all risk” or “special causes of loss form” property insurance insuring the structural components of the Building, to the extent of the full replacement value of such Building, and insuring the Common Areas of the Building, and (ii) Commercial General Liability Insurance (ISO form or equivalent) with limits not less than Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual aggregate (and such coverage may be achieved by a combination of CGL and Umbrella liability policies). Provided the insurance coverage carried by Landlord pursuant to (i) above shall not be reduced or otherwise adversely affected, all of Landlord’s insurance may be carried under a blanket policy covering the Building and any other property owned, leased or operated by Landlord or its affiliates, provided the insurance requirements in this Lease are fulfilled and the insurance coverage is not diminished in any way.
ARTICLE IX
CONSTRUCTION AND ALTERATIONS
Section 9.01.    Condition of Leased Premises Upon Delivery.
Tenant acknowledges that (i) upon delivery of possession of the Leased Premises by Landlord to Tenant with the Tenant Work substantially completed, Tenant accepts the Leased Premises, and all improvements, betterments and equipment “AS IS,” with no representation or warranty by Landlord as to the condition or suitability of the Leased Premises or of the Building for Tenant’s purpose; and (ii) Landlord has no obligation to improve or repair the Leased Premises, or the Building, except as may be specifically set forth in this Lease (including Exhibit B); provided, however, that the foregoing shall in no way limit or detract from Landlord’s ongoing repair and maintenance obligations set forth in this Lease, or Landlord’s obligation to complete any punch list items in connection with the Tenant Work or the satisfaction of Landlord’s Warranty. As of the Term Commencement Date, the Building Systems serving the Leased Premises shall be in good working order, and the Leased Premises shall be delivered in broom-clean condition, free of personal property, debris, construction materials, Hazardous Substances and other occupants and in compliance with all Legal Requirements in all material respects. Without limitation, as of the Term Commencement Date, the Leased Premises, including, without limitation, the Tenant Work, shall be in compliance with all applicable Legal Requirements in all material respects.
Section 9.02.    Tenant Improvements.
Landlord and Tenant, at their respective sole cost and expense, agree to provide all improvements to the Leased Premises in accordance with their respective obligations set forth in Exhibit B.
Section 9.03.    Alterations.
Tenant shall not make or cause or permit to be made any alterations, additions, renovations, improvements or installations in or to the Leased Premises (“Tenant Alterations”) without Landlord’s prior consent, which such consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall in no event make or permit to be made any structural alterations, alterations, modifications or substitutions which are visible outside of the Leased Premises or the Building, or any alterations, modification, substitution or other change which can reasonably be expected to adversely affect the Building Systems within or serving the Leased Premises without Landlord’s prior written consent, which such consent may be granted or withheld in Landlord’s sole and absolute discretion. In connection with any Tenant Alterations approved by Landlord, Tenant shall pay Landlord a construction management fee as follows: (i) for and with respect to any Tenant Alterations that cost $250,000 or less, Tenant shall not be required to pay any construction management fee, (ii) for and with respect to any Tenant Alterations that cost more than $250,000 and less than $1,000,000, Tenant shall pay to Landlord a construction management fee equal to one percent (1%) of the total costs of such Tenant Alterations, and (iii) for and with respect to any Tenant Alterations that cost $1,000,000 or more, Tenant shall pay to Landlord a construction management fee equal to two percent (2%) of the total costs of such Tenant Alterations. Tenant shall reimburse Landlord for all third-party out-of-pocket costs and expenses incurred by Landlord in connection with any Tenant Alterations.
Section 9.04.    Work Requirements.
All Tenant Alterations performed by Tenant in the Leased Premises, shall be performed (i) promptly and in a workmanlike manner with first-class materials; (ii) by duly qualified or licensed and bonded or insured persons; (iii) without interference with, or disruption to, the operations of Landlord or other tenants or occupants of the Building or Project; and (iv) in accordance with (a) plans and specifications approved in writing in advance by Landlord (as to both design and materials) which such approval shall not be unreasonably withheld, conditioned or delayed, except in cases where such plans and specifications call for alterations to the structural portions of the Building or which can reasonably be expected to adversely affect the Building Systems, (b) the REA, and (c) all applicable governmental permits, rules and regulations. In the event of any conflict between any Landlord approved Tenant plans and specifications and the Condominium Documents and/or the REA, the Landlord approved plans shall control.
Section 9.05.    Ownership of Improvements.
All Tenant Alterations made to the Leased Premises, including, without limitation, the Tenant Work (the “Leasehold Improvements”), shall be deemed to be the property of Tenant when made, and ownership of such Leasehold Improvements shall pass to Landlord upon the expiration or earlier termination of the Lease Term and shall remain upon and be surrendered with the Leased Premises in good order, condition and repair, unless Landlord advises Tenant at the time Landlord grants its consent to any such Leasehold Improvements that such removal shall be required. All movable goods, inventory, office furniture, equipment, trade fixtures and other movable personal property belonging to Tenant that are not permanently affixed to the Leased Premises, shall remain Tenant’s property (“Tenant’s Property”) and shall be removable by Tenant at any time, provided that Tenant (i) is not in violation of any provision of this Lease, and (ii) repairs any damage to the Leased Premises or the Building caused by the removal of any of Tenant’s Property.
Section 9.06.    Removal of Tenant’s Property.
Tenant shall remove all of Tenant’s Property (and any Leasehold Improvements as Landlord may direct) prior to the Termination Date or the termination of Tenant’s right to possession. Tenant shall repair any damage to the remaining Leasehold Improvements, the Leased Premises or any other portion of the Building caused by such removal. If Tenant fails to timely remove said items, they shall be considered as abandoned and shall become the property of Landlord, or Landlord may remove and dispose of them at Tenant’s cost and expense. In such event, Tenant shall reimburse Landlord its costs to remove and dispose of said items, promptly upon receipt of invoice from Landlord. Tenant’s obligations under this Article IX shall survive expiration or earlier termination of this Lease.

Section 9.07.    Mechanic’s Liens.
No mechanic’s or other lien shall be allowed against the Building or any portion of the Project as a result of Tenant’s improvements to the Leased Premises. Tenant shall promptly pay all Persons furnishing labor, materials or services with respect to any work performed by or on behalf of Tenant on the Leased Premises. If any mechanic’s or other lien shall be filed against the Leased Premises or the Building by reason of work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to or for the benefit of Tenant, Tenant shall cause the same to be discharged of record or bonded to the satisfaction of Landlord within fifteen (15) business days subsequent to the filing thereof. If Tenant fails to discharge or bond any such lien, Landlord, in addition to all other rights or remedies provided in this Lease, may bond said lien or claim (or pay off said lien or claim if it cannot with reasonable effort be bonded) without inquiring into the validity thereof and all expenses incurred by Landlord in so discharging said lien, including reasonable attorney’s fees, shall be paid by Tenant to Landlord as Additional Rent on ten (10) days’ demand.
Section 9.08.    Cabling; Telecommunications Installations.
All voice, data, video, audio and other low voltage control transport system cabling and/or cable bundles (“Tenant Lines”) installed in the Building by Tenant or its contractor shall be (A) plenum rated and/or have a composition makeup suited for its environmental use in accordance with NFPA 70/National Electrical Code; (B) labeled every 3 meters with the Tenant’s name and origination and destination points; (C) installed in accordance with all EIA/TIA standards and the National Electric Code; (D) installed and routed in accordance with a routing plan showing “as built” or “as installed” configurations of cable pathways, outlet identification numbers, locations of all wall, ceiling and floor penetrations, riser cable routing and conduit routing (if applicable), and such other information as Landlord may request. The routing plan shall be available to Landlord and its agents at the Building upon request. Upon Landlord’s written request delivered at the time Landlord approves the Tenant Lines installation, and at Tenant’s sole cost and expense, Tenant shall cause all Tenant Lines (or such Tenant Lines as Landlord shall request) to be removed at the expiration or earlier termination of this Lease. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Tenant shall be entitled to use its pro rata share of risers, chases and conduit space within the Building for the installation and operation of Telecommunication Services so long as Landlord reasonably approves the plans and specifications therefor and Tenant otherwise complies with the terms and conditions of this Lease with respect to Tenant Alterations. All providers of Telecommunications Services must be on the then-current pre-approved list for the Building, which Landlord shall provide upon request by Tenant (Landlord hereby approving Comcast and Verizon), or shall be approved by Landlord in advance, which approval shall be in Landlord’s sole judgment (and which approval, if granted, may be based upon conditions determined by Landlord at such time), and shall be required to comply with the rules and regulations of the Building, applicable laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to Tenant in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.
Section 9.09.    Security System.
Tenant may elect to install an access controlled security system in the Leased Premises; provided, however, any such system shall be compatible with the existing Building access control system and the plans and specifications for any such system shall be subject to the prior approval of Landlord in all respects (which approval shall not be unreasonably withheld, delayed or conditioned). The work to install any such security system shall be performed in accordance with this Lease, including, without limitation, this Article IX.
Section 9.10.    Rooftop Equipment.
A.    Tenant shall have the non-exclusive right to use a portion of the roof of the Building, which shall be designated by Landlord, for the installation of a satellite dish or antenna, and other mechanical equipment (collectively, the “Rooftop Equipment”) for use in connection with Tenant’s business in the Leased Premises, provided that (i) the Rooftop Equipment is permitted under the applicable laws, rules and regulations of the Federal Communications Commission, the Federal Aviation Administration, the Commonwealth of Massachusetts and any other governmental and quasi-governmental authorities having jurisdiction over the Building or Landlord, (ii) the Rooftop Equipment conforms to all such applicable laws, rules and regulations, (iii) Tenant has obtained all permits, licenses, variances, authorizations and approvals that may be required in order to install such Rooftop Equipment and any insurance required by Landlord, (iv) each satellite dish or antenna is not more than twenty inches (20") in diameter and mounted so the topmost part is not more than thirty-six inches (36") in height, (v) the Rooftop Equipment is not more than the weight that Landlord shall determine is appropriate for the roof (which Landlord shall specify to Tenant upon Tenant's written request), (vi) Tenant installs any screen or other covering for the Rooftop Equipment that Landlord may require (the size, type and style of which shall be subject to Landlord's prior written approval) in order to camouflage or conceal the Rooftop Equipment, (vii) Tenant shall pay Landlord (within thirty (30) days after receipt of an invoice therefor) an amount equal to all costs incurred by Landlord to have an engineer review the plans and specifications for the Rooftop Equipment, the location specifications for the Rooftop Equipment and the plans, specifications and method for attaching the Rooftop Equipment to the Building, and (viii) the Rooftop Equipment do not adversely affect any antenna or other equipment that is on the roof of the Building. In addition, the style, color, materials, exact location and method of installation of the Rooftop Equipment must be approved by Landlord (in its sole discretion). Tenant shall maintain the Rooftop Equipment in good condition and repair and in compliance with all applicable laws, rules, regulations and requirements.
B.    Prior to or contemporaneously with requesting Landlord’s approval of the installation of the Rooftop Equipment, Tenant shall provide to Landlord plans and specifications for the Rooftop Equipment (including size, location, height, weight and color) and plans and specifications for the installation thereof (the “Rooftop Equipment Plans”). Prior to installation of the Rooftop Equipment, Tenant shall provide to Landlord: (i) copies of all required governmental and quasi-governmental permits, licenses, special zoning variances, and authorizations, all of which Tenant shall obtain at its own cost and expense; and (ii) a policy or certificate of insurance evidencing such insurance coverage as may be required by Landlord for the installation, operation and maintenance of the Rooftop Equipment and sufficient to cover, among other things, the indemnities from Tenant to Landlord provided in the Lease. Landlord may withhold its approval of the installation of the Rooftop Equipment if the installation, operation or removal of the Rooftop Equipment may (1) damage the structural integrity of the Building or void any warranty or guaranty applicable to the roof or any portion of the Building, (2) materially interfere with any service provided by Landlord to the Building or any tenant or occupant thereof, (3) materially interfere with the use of any part of the Building by any tenant or occupant in the Building, or (4) cause the violation of any zoning ordinance or other governmental or quasi-governmental law, rule or regulation applicable to the Building. Tenant shall not be entitled to rely on any such approval as being a representation by Landlord that such installation and operation is permitted by or in accordance with any zoning ordinance or other governmental or quasi-governmental law, rule or regulation applicable to the Building. Landlord, at its sole option and discretion, may require Tenant, at any time prior to the expiration of this Lease, to terminate the operation of the Rooftop Equipment if it is causing physical damage to the structural integrity of the Building or voids any warranty or guaranty applicable to the roof or the Building, materially interferes with any other service provided by the Building, materially interferes with any other tenant's business, or causes the violation of any condition or provision of this Lease or any governmental or quasi-governmental law, rule or regulation applicable to the Building (now or hereafter in effect). If, however, Tenant can correct the damage or prevent said interference caused by the Rooftop Equipment to Landlord's satisfaction within thirty (30) days, Tenant may restore its operation so long as Tenant promptly commences to cure such damage and diligently pursues such cure to completion. If the Rooftop Equipment is not completely corrected and restored to operation within thirty (30) days, Landlord, at its sole option, may require that the Rooftop Equipment be removed at Tenant's expense. If Landlord or any other tenant in the Building shall require that the Rooftop Equipment be moved to another location on the roof, either to accommodate Landlord or to provide other tenants or occupants in the Building with access to the roof for placement of other antennas, other electrical equipment or other reasonably Landlord-approved uses or installations or to avoid interference with future business or uses of any space in the Building, Landlord shall have the right, at its sole expense, to relocate the Rooftop Equipment to another place on the roof, provided that such new location does not materially adversely affect the operation of such Rooftop Equipment. Landlord shall use reasonable efforts to minimize any interference with Tenant’s conduct of its business in connection with any such relocation. If other Landlord-approved rooftop equipment is materially interfering with the use of Tenant’s Rooftop Equipment, Landlord shall use reasonable efforts to relocate Tenant’s Rooftop Equipment or the rooftop equipment of another tenant to another location on the roof. At the expiration or earlier termination of the Term or upon termination of the operation of the Rooftop Equipment, at Tenant’s sole cost, the Rooftop Equipment and all cabling and other equipment relating thereto shall be removed from the Building and the area where the Rooftop Equipment was located shall be restored to its condition existing prior to such installation, in a manner and with materials reasonably determined by Landlord. Tenant hereby authorizes Landlord to remove and dispose of the Rooftop Equipment and charge Tenant for all costs and expenses incurred by Landlord in connection therewith if Tenant has not done so on or before the expiration or earlier termination of the Term of this Lease. Tenant agrees that Landlord shall not be liable for any property disposed of or removed by Landlord. Tenant's obligation to perform and observe this covenant shall survive the expiration or earlier termination of the term of this Lease.
C.    Tenant covenants and agrees that the installation, operation and removal of the Rooftop Equipment will be at its sole risk. Tenant covenants and agrees absolutely and unconditionally to indemnify, defend and hold Landlord harmless from and against all claims, actions, damages, liability, judgments, settlements, costs and expenses (including reasonable attorney's fees and expenses) in connection with the loss of life, personal or bodily injury, damage to property or business or any other loss or injury to the extent arising out of the installation, operation, maintenance or removal of the Rooftop Equipment, including without limitation, any loss or injury resulting from transmissions from the Rooftop Equipment.
ARTICLE X
REPAIRS, MAINTENANCE, AND LANDLORD’S ACCESS
Section 10.01.    Repairs by Landlord.
Landlord shall, throughout the Lease Term, keep and maintain, or cause to be kept and maintained, in good order, condition and repair the Building and Common Areas, including, without limitation the roof, the exterior and structural portions of the Building, and the central or base Building mechanical (including elevators), electrical, fire/life safety and sprinkler, and plumbing systems (specifically excluding any supplemental HVAC system or any other system exclusively servicing the Leased Premises) (collectively, the “Building Systems”). If any such repairs are necessitated by Tenant’s breach of this Lease, or by any act or negligence of Tenant, its agents, employees, assigns, concessionaires, contractors or invitees, Tenant shall reimburse to Landlord the reasonable cost incurred in completing such repairs within thirty (30) days of demand therefor.
Section 10.02.    Repairs and Maintenance by Tenant.
Throughout the Term Tenant shall maintain the Leased Premises, including any Leasehold Improvements or equipment therein and any improvements or equipment exclusively servicing the Leased Premises (and any supplemental HVAC systems servicing the Leased Premises) or designated for the exclusive use of Tenant in good order, condition and repair. Tenant shall not cause or permit any waste, damage or injury to the Leased Premises, Building or Project. Tenant’s obligations shall include, without limitation, the repair and replacement of appliances and equipment installed specifically for Tenant such as refrigerators, disposals, computer room, air conditioning, sinks and special plumbing fixtures, special fixtures and bulbs for those fixtures, and any non-standard outlets.
Section 10.03.    Intentionally Omitted.

ARTICLE XI
CASUALTY
Section 11.01.    Fire or Other Casualty.
Tenant shall give prompt notice to Landlord in case of fire or other casualty (“Casualty”) to the Leased Premises or the Building. If the Building is damaged by Casualty, Landlord shall within sixty (60) days after the occurrence thereof, notify Tenant in writing of Landlord’s reasonable estimate of the length of time necessary to repair or restore such Casualty damage from the time that repair work would commence (“Landlord’s Restoration Estimate”) obtained from a reputable general contractor with at least ten (10) years’ experience performing restorations similar to those required in this Building.
Section 11.02.    Right to Terminate.
A.    If (i) more than 50% of the Floor Area of the Building is damaged and rendered untenantable (which shall be deemed to include becoming inaccessible) and Landlord’s Restoration Estimate determinates that the estimated time to complete restoration exceeds one (1) year from the date of the Casualty; (ii) during the last twenty-four (24) months of the Term, more than 50% of the Floor Area of the Leased Premises are damaged and rendered untenantable; or (iii) more than 50% of the Floor Area of the Leased Premises are damaged and rendered untenantable and Landlord’s Restoration Estimate determines that such damage cannot be repaired within one (1) year from the date of the Casualty, then Landlord may terminate this Lease by notice to Tenant within sixty (60) days after the date of Landlord’s Restoration Estimate. Without limitation, Landlord agrees not to exercise its right to terminate this Lease pursuant to this Section 11.02.A (x) in a manner that will unreasonably discriminate against Tenant vis a vis other tenants in the Building of similar size, and (y) unless Landlord simultaneously terminates the leases of at least fifty percent (50%) of the tenants of the Building that Landlord has the right to terminate. If Landlord so terminates this Lease then the Termination Date shall be the date set forth in the notice to Tenant, which date shall not be less than thirty (30) days nor more than ninety (90) days after the giving of said notice.
B.    If, as a result of a Casualty, more than fifty percent (50%) of the Floor Area of the Leased Premises immediately before such Casualty is rendered untenantable, and Landlord’s Restoration Estimate determines that that the estimated time to complete restoration exceeds one (1) year from the date of the Casualty, then Tenant may, at its election, terminate this Lease by notice given to Landlord within sixty (60) days after Landlord's delivery of Landlord’s Restoration Estimate to Tenant, which termination shall be effective as of the date which is sixty (60) days following the date of such notice by Tenant. In addition, if neither Landlord nor Tenant have terminated this Lease and Landlord’s restoration obligations have not been substantially completed by the date which is one (1) year after the date of such Casualty (or, if Landlord’s Restoration Estimate indicated that restoration would take longer than one (1) year, by the date set forth in Landlord’s Restoration Estimate), then Tenant shall have the right to terminate this Lease within thirty (30) days after the end of such period by delivering written Notice to Landlord. Unless within thirty (30) days after receipt of Tenant’s Notice Landlord’s restoration obligations are substantially completed (in which event the termination shall be null and void and this Lease shall remain in full force and effect), then this Lease shall be deemed to have terminated as of the date of the giving of Tenant’s Notice.
C.    If the Casualty shall render the Leased Premises untenantable, in whole or in part, and Tenant does not operate in such untenantable portion of the Leased Premises, all Rent shall abate proportionately during the period of such untenantability, computed on the basis of the ratio which the amount of Floor Area of the Leased Premises rendered untenantable bears to the total Floor Area of the Leased Premises. Such abatement shall terminate on the earlier of (i) sixty (60) days after the date any such repair and restoration work is substantially completed by Landlord, or (ii) the date Tenant reopens for business in the portion of the Leased Premises previously rendered untenantable. Except to the extent specifically set forth in this Section 11.03, neither the Rent nor any other obligations of Tenant under this Lease shall be affected by any Casualty, and Tenant hereby specifically waives all other rights it might otherwise have under law or by statute.
Section 11.03.    Landlord’s Duty to Reconstruct.
Subject to (i) Landlord’s ability to obtain the necessary permits and the availability of insurance proceeds (so long as Landlord has carried the property insurance required to be carried by Landlord pursuant to Section 8.08 above) and (ii) either party’s right to terminate this Lease pursuant to the provisions of this Article XI, Landlord shall repair (or cause to be repaired pursuant to the Condominium Documents) the Leased Premises (excluding any Tenant’s Property, Tenant Work and other Leasehold Improvements in the Leased Premises, which Tenant hereby agrees to promptly repair, restore or replace), to a substantially similar condition as existed prior to the Casualty; provided, however, so long as Landlord maintained the insurance coverage required of Landlord under Section 8.08 above, Landlord (or the party so repairing the Leased Premises pursuant to the Condominium Documents) shall not be required to expend an amount in excess of the insurance proceeds received by Landlord (or the party entitled to such proceeds pursuant to the Condominium Documents) in performing such repairs or reconstruction. Notwithstanding anything to the contrary contained herein if Tenant has no reasonable means of accessing any portion of the Leased Premises, and actually does not access any portion of the Leased Premises, as a result of such Casualty, then all Rent shall abate in accordance with the terms of this Section 11.03, plus the deductible maintained under such insurance coverage.
11.04.    Tenant’s Duty to Reconstruct.
Provided this Lease is not terminated pursuant to the provisions of this Article XI, after Landlord has fully performed its repair obligations as set forth in Section 11.03, Tenant shall promptly commence and diligently pursue to completion the redecorating and refixturing of the Leased Premises, including repairing, restoring or replacing Tenant’s Property and Leasehold Improvements, to a substantially similar condition as existed prior to the Casualty. Tenant’s reconstruction work shall be performed in accordance with Article IX of this Lease.

ARTICLE XII
CONDEMNATION
Section 12.01.    Taking of Leased Premises.
A.    If more than twenty-five percent (25%) of the Floor Area of the Leased Premises shall be appropriated or taken under the power of eminent domain, or conveyance shall be made in anticipation or in lieu thereof (“Taking”), either party may terminate this Lease as of the effective date of the Taking by giving notice to the other party of such election within thirty (30) days prior to the date of such Taking.
B.    If there is a Taking of a portion of the Leased Premises and this Lease is not terminated pursuant to Section 12.01.A, above, then (i) as of the effective date of the Taking, this Lease shall terminate only with respect to the portion of the Leased Premises taken; (ii) after the effective date of the Taking, the Rent shall be reduced by multiplying the same by a fraction, the numerator of which shall be the Floor Area taken and the denominator of which shall be the Floor Area of the Leased Premises immediately prior to the Taking; and (iii) as soon as reasonably possible after the effective date of the Taking, Landlord shall, to the extent feasible, restore the remaining portion of the Leased Premises to a complete unit of a similar condition as existed prior to any work performed by Tenant (excluding Tenant’s Property and Leasehold Improvements in the Leased Premises and any other items included as part of Tenant Work pursuant to Exhibit B, which shall be Tenant’s obligation to repair, restore or replace), provided, however, Landlord shall not be required to expend more on such alteration or restoration work than the condemnation award received and retained by Landlord for the Leased Premises.
Section 12.02.    Taking of Building.
If there is a Taking of any portion of the Building so as to render, in Landlord’s judgment, the remainder unsuitable for use as an office building, Landlord shall have the right to terminate this Lease upon thirty (30) days’ notice to Tenant. Provided Tenant is not then in violation of any provision of this Lease, Tenant shall receive a proportionate refund from Landlord of any Rent Tenant paid in advance.
Section 12.03.    Condemnation Award.
All compensation awarded for a Taking of any part of the Leased Premises (including the Leasehold Improvements) or a Taking of any other part of the Building shall belong to Landlord. Tenant hereby assigns to Landlord all of its right, title and interest in any such award. Tenant shall have the right to collect and pursue any separate award as may be available under local procedure for moving expenses or Tenant’s Property, relocation expenses and the unamortized cost of Leasehold Improvements paid for by Tenant, so long as such award does not reduce the award otherwise belonging to Landlord as aforesaid.

ARTICLE XIII
PARKING
Section 13.01.    Parking Rights.
Provided that Tenant is occupying the Leased Premises, Tenant shall have the right to purchase the number of monthly Parking Contracts set forth in Section 1.01.N, above, from the operator of the Garage on an unreserved basis and at the prevailing rates, terms and conditions as established by the Garage operator from time to time. Tenant shall notify the Garage operator of the desired number of monthly Parking Contracts (up to the allotment set forth in Section 1.01.N) within thirty (30) days of the Term Commencement Date. Tenant acknowledges and agrees that Tenant’s use of the Garage shall be non-exclusive and shared with employees and visitors of space in the Project and the general public on a first come first served basis; provided, however, Landlord shall ensure that Tenant is able to use the full number of Tenant’s Parking Contracts at all times during Building Hours. Without limiting the foregoing, in the event that Tenant is regularly unable to find available parking in the Garage outside of Business Hours, Landlord and Tenant shall reasonably coordinate to ensure that Tenant has access to the number of parking spaces Tenant reasonably anticipates using outside of Business Hours upon advance notice to Landlord of the need for such use outside of Business Hours.
Section 13.02.    Parking Rules and Conditions.
Use of the Garage by Tenant, its employees, agents and business invitees is subject to the rules and regulations of Landlord and/or the Garage operator as may be promulgated or amended by Landlord and/or the Garage operator from time to time, as well as any parking easement that may encumber the Garage from time to time. All monthly Parking Contracts obtained by Tenant are non-transferable other than to permitted sublessees and assignees hereunder. If after thirty (30) days following the Term Commencement Date Tenant fails to maintain, or elects to purchase fewer than, the full number of monthly Parking Contracts to which it is entitled under Section 13.01, above, Tenant’s right to purchase the unused Parking Contracts shall expire and be of no further force or effect; provided that Tenant shall have the right to request additional Parking Contracts (not to exceed the maximum number of Parking Contracts Tenant is entitled to receive under this Lease). Tenant’s request for such additional Parking Contracts shall be subject to availability, and if Landlord determines that such additional Parking Contracts are not available, Landlord shall have no obligation to provide said additional Parking Contracts to Tenant.
Section 13.03.    Access Cards.
Landlord and/or the Garage operator may elect to provide parking cards or keys to control access to the Garage or operate the Garage on a valet or managed parking basis. In such event, Landlord or the Garage operator shall provide Tenant with one card or key for each Parking Contract that Tenant is entitled to hereunder, provided that Landlord or the Garage operator shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys. Landlord and/or the Garage operator may elect to designate certain portions of the Garage as exclusive parking for non-office uses and/or to designate certain portions of the Garage as exclusive parking for office uses only.

Section 13.04.    Additional Parking Contracts.
In addition, provided (i) Tenant has delivered written notice of such election to Landlord by not later than the first (1st) anniversary of the Term Commencement Date (the “Additional Parking Contract Notice”), which Additional Parking Contract Notice shall specify the exact number of Additional Parking Contracts Tenant is electing to purchase, and (ii) Tenant, itself, or a Permitted Transferee is occupying seventy-five percent (75%) or more of the Leased Premises, Tenant shall have the one-time right to elect to purchase up to an additional sixty-four (64) Parking Contracts (“Additional Parking Contracts”) to be located at the so-called “Block 3 Garage” located on Canal Street directly across from the Building. Tenant shall purchase the Additional Parking Contracts upon all of the same terms and conditions as Tenant’s Parking Contracts. If Tenant does not deliver the Additional Parking Contract Notice to Landlord by the first (1st) anniversary of the Term Commencement Date, Tenant shall have no further right to purchase the Additional Parking Contracts. Time is of the essence with respect to the giving of the Additional Parking Contract Notice.
ARTICLE XIV
SUBORDINATION AND ATTORNMENT
Section 14.01.    Subordination.
Subject to and conditioned upon the requirements of Section 14.04 below, Tenant’s rights under this Lease are subordinate to (i) all present and future ground or underlying leases affecting all or any part of the Building, including without limitation, the Land, and (ii) any easement, license, mortgage, deed of trust or other security instrument now or hereafter affecting the Building (those documents referred to in (i) and (ii) above being collectively referred to as a “Mortgage” and the Person or Persons having the benefit of same being collectively referred to as a “Mortgagee”) and to all and any renewals, extensions, modifications, recastings or refinancings thereof. In confirmation of such subordination, Tenant shall, within thirty (30) days after Landlord’s request, execute any requisite or appropriate subordination or other document, but no further act by Tenant is required to effectuate the foregoing subordination or the attornment specified below. Tenant hereby waives the provision of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event that any foreclosure, deed in lieu of foreclosure, power of sale or similar proceeding is prosecuted or completed or in the event any ground lease is terminated. Notwithstanding the foregoing, Tenant agrees that the Mortgagee or ground lessor shall have the right to make this Lease superior to the lien of the Mortgage or ground lease, by the filing of subordination statements or otherwise, and Tenant hereby consents to any such filing. Landlord represents that as of the date of this Lease, there are no Mortgages affecting the Building.
Section 14.02.    Attornment.
If any Mortgagee succeeds to all or part of Landlord’s interest in the Leased Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, Tenant shall, upon request from Landlord or Landlord’s successor-in-interest, without charge, attorn to such successor-in-interest and recognize such successor-in-interest as the landlord under this Lease; provided and on condition that such successor-in-interest shall assume the obligations of Landlord, subject to the provisions of the subordination, nondisturbance and attornment agreement provided in Section 14.04 below.
Section 14.03.    Estoppel Certificate.
Within ten (10) business days after receiving notice from Landlord, and without charge or cost to Landlord, Tenant shall certify by written instrument to Landlord or any other Person designated by Landlord: (i) that this Lease is in full force and effect and unmodified (or if modified, stating the modification); (ii) the dates, if any, to which each component of the Rent due under this Lease has been paid; (iii) whether Landlord or Tenant has failed to perform any covenant, term or condition under this Lease, and the nature of Landlord’s or Tenant’s failure, if any; and (iv) such other relevant factual information as Landlord may reasonably request.
Section 14.04.    Subordination, Non-Disturbance and Attornment.
Notwithstanding anything to the contrary contained herein, Tenant’s obligation to subordinate to any future Mortgage as set forth in Section 14.01 and to attorn to any Mortgagee succeeding to all or part of Landlord’s interest in the Leased Premises as set forth in Section 14.02 is conditioned on the Mortgagee or ground lessor agreeing not to disturb Tenant's possession of the Leased Premises hereunder in the form of a commercially reasonable subordination, nondisturbance and attornment agreement reasonably acceptable to Tenant, Landlord and such mortgagee.
Section 14.05.    Quiet Enjoyment.
Landlord covenants that it has full right, power and authority to enter into this Lease and that Tenant, for so long as no Default by Tenant then exists under this Lease, shall peaceably and quietly have, hold and enjoy the Leased Premises during the Term without hindrance, ejection or molestation by any Person lawfully claiming by, through or under Landlord, subject, however, to the provisions of this Lease, the REA, and all Mortgages, encumbrances, easements, and matters of record to which the Lease is or may become subject.
ARTICLE XV
ASSIGNMENT AND SUBLETTING
Section 15.01.    Landlord’s Consent Required.
A.    Except as expressly set forth in this Article XV (including, without limitation, Section 15.02), Tenant and any permitted Transferee, as hereinafter defined, shall not voluntarily or involuntarily, by operation of law or otherwise: (i) transfer, assign, mortgage, encumber, pledge, hypothecate, or assign all or any of its interest in this Lease; (ii) sublet or permit the Leased Premises, or any part thereof, to be used by others, including, but not limited to, concessionaires or licensees; (iii) issue new stock (or partnership shares or membership interests), create additional classes of stock (or partnership shares or membership interests), or sell, assign, pledge, hypothecate or otherwise transfer the outstanding voting stock (or partnership shares or membership interests) so as to result in a change in control of Tenant or any permitted Transferee, provided, however, that this subsection (iii) shall not be applicable to Tenant or the applicable permitted Transferee so long as it is a publicly owned corporation whose outstanding voting stock is listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) or is traded actively in the over-the-counter market; or (iv) sell, assign or otherwise transfer all or substantially all of Tenant’s or any permitted Transferee’s assets; without the prior consent of Landlord, in each instance, which consent Landlord shall not unreasonably withhold, condition or delay. All of the foregoing transactions shall be referred to collectively or singularly as a “Transfer”, and the Person to whom Tenant’s interest is transferred shall be referred to as a “Transferee”.
Notwithstanding the foregoing, it shall not be unreasonable for Landlord to withhold, condition or delay its consent to any proposed Transfer if Landlord reasonably determines that the proposed Transferee (a) is not of a type and quality consistent with the first‑class nature of the Building; (b) does not have the financial capacity and creditworthiness to undertake and perform the obligations under this Lease or the sublease, as applicable; (c) proposes to use the Leased Premises for other than the Permitted Use or for any purposes prohibited hereunder; (d) is either (x) a tenant of the Building or (y) a party with whom Landlord is currently negotiating with for space in the Building, unless in the case of subclauses (x) or (y) Landlord does not then have comparable space to the Leased Premises or the portion of the Leased Premises proposed to be sublet, as applicable, available within the Building; and (e) is a party by whom any suit or action could be defended on the grounds of sovereign immunity.
B.    Any Transfer without Landlord’s consent shall not be binding upon Landlord, shall confer no rights upon any third Person, and shall, without notice or grace period of any kind, constitute a Default by Tenant under this Lease. Acceptance by Landlord of Rent following any Transfer shall not be deemed to be a consent by Landlord to any such Transfer, acceptance of the Transferee as a tenant, release of Tenant from the performance of any covenants herein, or waiver by Landlord of any remedy of Landlord under this Lease, although amounts received shall be credited by Landlord against Tenant’s Rent obligations. Consent by Landlord to any one Transfer shall not be a waiver of the requirement for consent to any other Transfer. No reference in this Lease to assignees, concessionaires, subtenants or licensees shall be deemed to be a consent by Landlord to occupancy of the Leased Premises by any such assignee, concessionaire, subtenant or licensee.
C.    Tenant shall remain fully and primarily liable and obligated under this Lease for the entire Term in the event of any Transfer, and in the event of a Default by the Transferee, Landlord shall be free to pursue Tenant, the Transferee, or both, without prior notice or demand to either. Without limiting the foregoing, in the event that a Transferee is a subtenant pursuant to sublease permitted or approved pursuant to the terms hereof, for so long as Tenant remains primarily liable and obligated to Landlord under the terms of this Lease Tenant shall not be deemed to be in Default of this Lease if such subtenant consummates a Transfer in violation of the terms of this Article XV. Landlord may require as a condition to its consent to any assignment of this Lease that the assignee execute an instrument in which such assignee assumes the obligations of Tenant hereunder and that the Tenant execute a commercially reasonable instrument in which such Tenant confirms its continued liability hereunder.
D.    If Tenant desires the consent of Landlord to a Transfer, Tenant shall submit to Landlord, at least thirty (30) days prior to the proposed effective date of the Transfer, a written notice (the “Transfer Notice”) which includes the business terms of the assignment or subletting, financial information and statements concerning the proposed transferee, including, to the extent available, financial statements of the proposed transferee for its two (2) most recent fiscal years, all of which statements have been certified as correct and complete in all material respects by an authorized officer of the proposed transferee, and such other information as Landlord may reasonably require about the proposed Transfer and the transferee which Landlord requests within five (5) business days after receipt of the Transfer Notice.
E.    In the event Tenant requests to assign the Lease or sublease fifty percent (50%) or more of the Leased Premises for a term that expires within the last six (6) months of the Term, Landlord shall have the right to terminate this Lease as to that portion of the Leased Premises proposed to be covered by a Transfer, and if Landlord so elects to do so, then as of the effective date of termination, Tenant shall be released from its obligations with respect to such recaptured space, except for those obligations that survive the expiration or earlier termination of the Lease. Landlord may exercise such right to terminate by giving notice to Tenant at any time within thirty (30) days after the date on which Landlord received the Transfer Notice from Tenant requesting consent to the Transfer. If Landlord exercises such right to terminate, Landlord shall be entitled to recover possession of, and Tenant shall surrender such portion of, the Leased Premises (with appropriate demising partitions erected at the expense of Tenant) on the effective date of the proposed Transfer. In the event Landlord exercises such right to terminate, Landlord shall have the right to enter into a lease with the proposed transferee without incurring any liability to Tenant on account thereof. If Landlord does not exercise its right to terminate this Lease after receiving a Transfer Notice, and Tenant fails to effectuate the proposed Transfer within one hundred eighty (180) days after Landlord consents to the proposed Transfer set forth in the Transfer Notice, then, before Tenant may Transfer Tenant’s interest in the Lease or rights to the Leased Premises, Tenant shall submit an updated Transfer Notice to Landlord and Landlord shall again have the right to terminate this Lease or approve or disapprove of the proposed Transferee as set forth herein. This Section 15.01 E shall not apply to any assignments or subleases to a Permitted Transferee under Section 15.02 below.
F.    If Landlord consents to any Transfer, excepting only any assignments or subleases to a Permitted Transferee (for which Landlord’s consent is not required) Tenant shall pay to Landlord fifty percent (50%) of all rental and other consideration received by Tenant (less all reasonable out-of-pocket costs and expenses paid by Tenant in connection with consummating such Transfer, including, without limitation, third-party brokerage fees, legal fees and expenses, architectural fees, alteration costs and the fair market value of any personal property included in such Transfer) in excess of the Rent paid by Tenant hereunder for the portion of the Leased Premises so transferred. Such rent shall be paid within thirty (30) days such rent or consideration is received by Tenant. In addition, Tenant shall pay to Landlord a reasonable fee to cover accounting costs, and all legal fees, incurred by Landlord in connection with a proposed Transfer, regardless of Landlord’s consent to or rejection of such requested Transfer.
Section 15.02.    Permitted Transfers.
Notwithstanding anything contained herein to the contrary, Tenant may upon at least ten (10) days’ prior written Notice to Landlord (an “Affiliate Notice”) (provided that if such Affiliate Notice is prohibited by applicable confidentiality requirements, Tenant may give such

Affiliate Notice within ten (10) days after the Transfer), but without Landlord's prior written consent as required in Section 15.01.A above, without having to deliver a Transfer Notice as required in Section 15.01.D above, and without any obligation to share any excess consideration or pay a review fee to Landlord as required in Section 15.01.F above, (x) have a change in control or other corporate transfer in which Tenant remains the surviving entity, so long as following such change in control Tenant has a net worth immediately after such change in control at least equal to the net worth of Tenant immediately prior to such change in control, and/or (y) assign this Lease, or sublet all or a portion of the Leased Premises to a Permitted Transferee, provided in either case that no Default exists at the time of the delivery of the Affiliate Notice and the business operations of Tenant following the change in control or the proposed Permitted Transferee (which shall be disclosed in the Affiliate Notice) shall comply with the Permitted Use. A “Permitted Transferee” shall mean a corporation or other entity which (i) shall directly or indirectly control, be controlled by or be under common control with Tenant (but only for so long as such control so remains) or which results from a merger or consolidation with Tenant or succeeds to all or substantially all of the business and assets of Tenant, (ii) is not a party by whom any suit or action could be defended on the grounds of sovereign immunity, and (iii) in the case of a merger or consolidation or succession to all or substantially all of the business and assets of Tenant, has a net worth immediately after such merger, consolidation or succession at least equal to the net worth of Tenant immediately prior to such merger or consolidation. For purposes of the immediately preceding sentence, “control” shall be deemed to be ownership of more than fifty percent (50%) of the legal and equitable interest of the controlled corporation or other business entity or the power of the controlling entity to direct management and policies of the controlled entity. In the event of any assignment to a Permitted Transferee, Tenant shall remain fully liable to perform the obligations of the Tenant under this Lease, such obligations in the case of an assignment (but not with respect to a sublease) to be joint and several with the obligations of the Permitted Transferee as tenant under this Lease, and Tenant and such Permitted Transferee shall execute such agreement as Landlord shall reasonably request to confirm such liability. Notwithstanding anything to the contrary, Tenant shall not assign this Lease or sublet the Leased Premises as part of a series of transactions designed to circumvent the provisions of this Article XV; and if Tenant attempts to do so, then such assignment or sublease shall be deemed an assignment or sublease of this Lease subject to the consent of Landlord in accordance with the provisions of Section 15.01(A).
ARTICLE XVI
DEFAULT AND REMEDIES
Section 16.01.    Default.
Each of the following events shall constitute a default (“Default”) by Tenant under this Lease: (i) if Tenant fails to pay any Rent (or any installment thereof) on or before the due date thereof, and such failure continues for five (5) business days after written notice (“Monetary Default Notice”) from Landlord thereof, except that (a) if Landlord shall rightfully have given such Monetary Default Notices to Tenant twice in the preceding twelve (12) month period, and (b) thereafter Tenant shall again fail within the same twelve (12) month period to pay any Rent on or before the due date thereof, then such failure by Tenant shall be an immediate Default by Tenant without the requirement of any further Monetary Default Notices by Landlord or any grace period granted to Tenant; (ii) if Tenant breaches or fails to observe or perform of any term, condition or covenant of this Lease, other than those involving the payment of Rent, and such breach or failure is not cured within thirty (30) days after Tenant’s receipt of notice thereof, unless such condition cannot reasonably be cured within such thirty (30) days, in which case Tenant must commence such cure within said thirty (30) days and diligently pursue said cure to its completion (provided, however, if such breach or failure creates a hazard, public nuisance or dangerous situation, said thirty (30) day grace period shall be reduced to forty-eight (48) hours after Tenant’s receipt of notice); (iii) if Tenant fails to carry and maintain the insurance required by this Lease and such failure is not cured within three (3) business days after written notice from Landlord, or (iv) if Tenant fails to timely provide the Security Deposit in the then-applicable amount, in accordance with the provisions of Section 17.07.
Section 16.02.    Remedies and Damages.
A.    If a Default described in Section 16.01, above, occurs, Tenant shall be liable for all damages or losses resulting therefrom or incurred in connection therewith, and Landlord shall have all the rights and remedies provided in this Section 16.02, in addition to all other rights and remedies available under this Lease or provided at law or in equity which rights and remedies may be exercised cumulatively.
B.    Landlord may, upon notice to Tenant, terminate this Lease, or terminate Tenant’s right to possession without terminating this Lease (as Landlord may elect). If this Lease or Tenant’s right to possession under this Lease are at any time terminated under this Section 16.02 or otherwise, Tenant shall immediately surrender and deliver the Leased Premises peaceably to Landlord. If Tenant fails to do so, Landlord shall be entitled to the benefit of all provisions of law respecting the speedy recovery of possession of the Leased Premises (whether by summary proceedings or otherwise).
C.    Landlord may also perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant fails to perform, the cost of which (together with an administrative fee equal to ten percent (10%) of such cost to cover Landlord’s overhead in connection therewith) shall be paid by Tenant to Landlord within five (5) days of demand therefor. In performing any obligations of Tenant, Landlord shall incur no liability for any loss or damage that may accrue to Tenant, the Leased Premises or Tenant’s Property by reason thereof, except if caused by Landlord’s willful and malicious act. The performance by Landlord of any such obligation shall not constitute a release or waiver of any of Tenant’s obligations under this Lease.
D.    Upon termination of this Lease or of Tenant’s right to possession under this Lease, Landlord may at any time and from time to time relet all or any part of the Leased Premises for the account of Tenant or otherwise, at such rentals and upon such terms and conditions as Landlord shall deem appropriate. Landlord shall receive and collect the rents therefor, applying the same first to the payment of such expenses as Landlord may incur in recovering possession of the Leased Premises, including legal expenses and attorneys’ fees, in placing the Leased Premises in good order and condition and in preparing or altering the same for re-rental; second, to the payment of such expenses, commissions and charges as may be incurred by or on behalf of Landlord in connection with the reletting of the Leased Premises; and third, to the fulfillment of the covenants of Tenant under this Lease, including the various covenants to pay Rent. Any such reletting may be for such term(s) as Landlord elects. Any reletting by Landlord shall not be construed as an election by Landlord to terminate this Lease unless Notice of such intention is given by Landlord to Tenant. Notwithstanding any reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease. In any event, Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet the Leased Premises or any failure by Landlord to collect any sums due upon such reletting. Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in rent, interest, attorneys’ fees, other collection costs, all court costs and all other expenses (including, without limitation, leasing fees) of placing the Leased Premises in first-class rentable condition and relating to the unexpired term, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term of this Lease. Landlord agrees to use reasonable efforts to relet the Leased Premises after Tenant vacates the Leased Premises in the event that the Lease is terminated based upon a Default by Tenant hereunder. Marketing of the Leased Premises in a manner similar to the manner in which Landlord markets other premises within Landlord's control in the Building shall be deemed to have satisfied Landlord's obligation to use “reasonable efforts.” In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenants for the Leased Premises until Landlord obtains full and complete possession of the Leased Premises including, without limitation, the final and unappealable legal right to re-let the Leased Premises free of any claim of Tenant, (ii) relet the Leased Premises before leasing other vacant space in the Building, (iii) lease the Leased Premises for a rental less than the current fair market rental then prevailing for similar office space in the Building, or (iv) enter into a lease with any proposed tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Leased Premises in a first-class manner.
E.    Upon the termination of this Lease under the provisions of this Article XVI, Tenant shall pay to Landlord the Rent payable by Tenant to Landlord up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord either:
(x)    amounts (“Monthly Damages”) equal to the Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until what would have been the Termination Date absent such termination, provided, however, if Landlord has relet the Leased Premises as aforesaid, Landlord shall credit Tenant with the net rents received by Landlord from such re-letting (after first deducting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including, without limitation, altering and preparing the Leased Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Leased Premises and the rental therefrom) and relating to the unexpired term, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term of this Lease, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term of this Lease. In no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to

Landlord hereunder and in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this subparagraph (x) to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord. If the Leased Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such reletting and of the expenses of re-letting;
or:
(y)    the amount (the “Excess Amount”) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under subparagraph (x), above), (i) the aggregate of the Rent projected over the period commencing with such termination and ending on what would have been the Termination Date absent such termination exceeds (ii) the aggregate projected rental value of the Leased Premises for such period, as both such amounts in (i) and (ii) are reduced to present value using a discount rate of the then-applicable federal discount rate.
In calculating the Rent under subparagraph (x), above, there shall be included all considerations agreed to be paid or performed by Tenant, on the assumption that all such amounts and considerations would have remained constant (except as herein otherwise provided) for the balance of the full Term hereby granted.
Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease would have expired if it had not been terminated hereunder.
Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Default hereunder on the part of Tenant.
Except as provided in Section 3.03 in connection with a holdover by Tenant, in no event shall Tenant ever be liable for consequential or punitive damages or lost profits.
F.    If, as the result of Tenant’s Default at any time prior to the Term Commencement Date, this Lease shall be terminated, Tenant shall pay to Landlord on account of such Default, as liquidated and agreed damages (and not as a penalty), immediately upon demand by Landlord, a sum equal to such amount as would have constituted six (6) month’s Rent had the Term Commencement Date occurred, which shall be in lieu of the Monthly Damages or the Excess Amount as described above.
Section 16.03.    Remedies Cumulative; Costs of Enforcement.
No reference to any specific right or remedy in this Lease shall preclude Landlord from exercising any other right, from having any other remedy, or from maintaining any action to which it may otherwise be entitled under this Lease, at law or in equity. In addition to the foregoing, and without regard to whether this Lease has been terminated, Tenant shall pay to Landlord all costs, including without limitation reasonable attorneys’ fees, court costs and other disbursements, incurred by Landlord in connection with enforcing any provision of this Lease.

Section 16.04.    Waiver.
A.    Neither party shall be deemed to have waived any provision of this Lease, or the breach of any such provision, unless specifically waived by the waiving party in a writing executed by an authorized officer of such party. No waiver of a breach shall be deemed to be a waiver of any subsequent breach of the same provision, or of the provision itself, or of any other provision.
B.    Tenant hereby expressly waives any and all rights of redemption and any and all rights to relief from forfeiture which would otherwise be granted or available to Tenant under any present or future statutes, rules or case law. Any notice to quit, or of Landlord’s intention to re-enter, is hereby expressly waived.
C.    IN ANY LITIGATION (WHETHER OR NOT ARISING OUT OF OR RELATING TO THE LEASE) IN WHICH LANDLORD AND TENANT SHALL BE ADVERSE PARTIES, BOTH LANDLORD AND TENANT KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.
D.    Tenant agrees to waive any and all counterclaims Tenant may have in any suit for possession by Landlord (other than mandatory counterclaims which would be waived if not asserted at that time) it being understood that the subject of any such counterclaim may be asserted by Tenant but only in a separate action brought by Tenant against Landlord.
ARTICLE XVII
MISCELLANEOUS PROVISIONS
Section 17.01.    Notices.
A.    Whenever any demand, request, approval, consent or notice (singularly and collectively, “Notice”) shall or may be given by one party to the other, such Notice shall be in writing and addressed to the parties at their respective addresses as set forth in Section 1.01.I, above, and served by (i) a nationally recognized overnight express courier with receipted delivery, or (ii) registered or certified mail return receipt requested, postage prepaid. The date the Notice is effective shall be the date of receipt or first attempted delivery during business hours. Either party may, at any time, change its Notice address by giving the other party Notice, in accordance with the above, stating the change and setting forth the new address.
B.    If any Mortgagee shall notify Tenant that it is the holder of a Mortgage affecting the Leased Premises, no Notice of default of Landlord thereafter sent by Tenant to Landlord shall be effective unless and until a copy of the same shall also be sent to such Mortgagee, in the manner prescribed in this Section 17.01, to the address as such Mortgagee shall designate.
Section 17.02.    Recording.
Neither this Lease nor a memorandum thereof shall be recorded without the prior written consent of Landlord.

Section 17.03.    Administrative Costs.
If Tenant requests that Landlord review and/or execute any documents in connection with this Lease, including Notice of Transfer and other Transfer documents, and Landlord Waivers of Lien, Tenant shall pay to Landlord, upon demand, as an administrative fee for the review and/or execution thereof, all costs and expenses, including reasonable attorneys’ fees (which shall include the cost of time expended by in-house counsel) incurred by Landlord and/or Landlord’s agent.
Section 17.04.    Legal Expenses.
If Landlord or Tenant institutes any suit against the other in connection with the enforcement of their respective rights under this Lease, the violation of any term of this Lease, the declaration of their rights hereunder, or the protection of Landlord’s or Tenant’s interests under this Lease, the non-prevailing party shall reimburse the prevailing party for its reasonable expenses incurred as a result thereof including court costs and attorneys’ fees within five (5) days of demand therefor. Notwithstanding the foregoing, if Landlord files any legal action for collection of Rent or any eviction proceedings, whether summary or otherwise, for the non-payment of Rent, and Tenant pays such Rent prior to the rendering of any judgment, the Landlord shall be entitled to collect, and Tenant shall pay, all court filing fees and the reasonable fees of Landlord’s attorneys. Notwithstanding any judgment related to this Lease, this Section 17.04 shall not be merged into any such judgment, but shall survive the entry of such judgment, and shall continue to be binding on the parties. Post-judgment attorneys’ fees and costs related to the enforcement of such judgment shall be recoverable in the same or separate actions.
Section 17.05.    Successors and Assigns.
This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord and Tenant, and their respective permitted successors and assigns. Upon any sale or other transfer by Landlord of its interest in the Leased Premises, Landlord shall be relieved of any obligations under this Lease occurring subsequent to such sale or other transfer.
Section     17.06.    Limitation on Right of Recovery Against Landlord.
No shareholder, member, trustee, partner, director, officer, employee, representative or agent of Landlord shall be personally liable in respect of any covenant, condition or provision of this Lease. If Landlord breaches or defaults in any of its obligations in this Lease, Tenant shall look solely to the equity of the then-existing Landlord in the Building for satisfaction of Tenant’s remedies. No other asset of Landlord, any partner, director, member, officer or trustee of Landlord or any other person or entity shall be available to satisfy or be subject to any judgment against Landlord in connection with this Lease. In no event shall Landlord ever be liable for consequential or punitive damages or lost profits. In no event shall Tenant have the right to terminate or cancel the Lease as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Leased Premises (constructive or actual) by Landlord.

Section 17.07.    Security Deposit.
A.    By not later than five (5) Business Days following the Effective Date, Tenant shall deposit with Landlord in advance upon Tenant’s execution of this Lease, for Landlord’s general account, the Security Deposit set forth in Section 1.01.G hereof as security for the performance of each and every term, covenant, agreement and condition of this Lease to be performed by Tenant. Landlord may use, apply on Tenant’s behalf or retain (without liability for interest) during the Term all or any part of the Security Deposit to the extent required for the payment of any Rent which is unpaid after applicable notice and cure periods, or for any sum which Landlord may expend to cure any Default of Tenant. After each application from the Security Deposit, Tenant shall, within fifteen (15) days of Notice from Landlord, restore said deposit to the amount set forth in Section 1.01.G hereof. The use, application or retention of the Security Deposit by Landlord shall not be deemed a limitation on Landlord’s recovery in any case, or a waiver by Landlord of any Default, nor shall it prevent Landlord from exercising any other right or remedy for a Default by Tenant. If Tenant has complied with all the terms, covenants, agreements, and conditions of this Lease, the Security Deposit (less any amount applied as herein provided) shall be returned to Tenant without interest within forty-five (45) days after the Termination Date and after surrender of possession of the Leased Premises to Landlord in accordance with the terms of this Lease. In the event of any sale or transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the security deposit to such purchaser or transferee, in which event Tenant shall look solely to the new landlord for the return of the security deposit and Landlord shall thereupon be released from all liability to Tenant for the return of such security deposit.
B.    In lieu of a cash Security Deposit, Tenant may deliver to Landlord, on the date that Tenant executes and delivers this Lease to Landlord, an Irrevocable Standby Letter of Credit (the “Letter of Credit”) which shall (1) name Landlord as beneficiary, (2) be issued by a bank reasonably acceptable to Landlord, upon which presentment may be made in person in Boston Massachusetts, or by overnight delivery within the forty-eight contiguous United States, (3) be in the amount set forth in Section 1.01.G, (4) be for a term of at least one (1) year, subject to extension in accordance with the terms of the Letter of Credit, (5) provide for automatic annual extensions, without amendment (so-called “evergreen” provision) with a final expiry date no sooner than sixty (60) days after the end of the Term, (6) permit multiple and partial drawings, (7) be fully transferable from time to time by Landlord without the payment of any fees or charges by Landlord, (8) provide that is governed by the International Standard Practice 1998 (ISP 98), International Chamber of Commerce Practice, Publication No. 590, (9) contain the following draw language: “Beneficiary is entitled to draw upon this Letter of Credit (in the amount of the draft submitted herewith) pursuant to that certain Lease (the “Lease”) dated ________________ by and between ASSEMBLY ROW 5B, LLC, as Landlord, and BLUEBIRD BIO, INC., as Tenant, and (10) otherwise be in form and content reasonably satisfactory to Landlord. If the issuer of the Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period, Tenant shall be required to deliver a substitute Letter of Credit satisfying the conditions hereof (the “Substitute Letter of Credit”) at least thirty (30) days prior to the expiration of the term of such Letter of Credit. Tenant agrees that it shall from time to time, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the full amount required hereunder, is in effect until a date which is at least sixty (60)

days after the Termination Date of this Lease. If Tenant fails to furnish such renewal or replacement at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (the “Security Proceeds”) as a cash Security Deposit pursuant to the terms of Section 17.07.A. Landlord hereby approves Silicon Valley Bank as an issuer of the Letter of Credit.
C.    If Tenant is in Default under this Lease, then Landlord shall have the right, at any time after such event, without giving any further notice to Tenant, to draw down from the Letter of Credit (or Substitute Letter of Credit or Additional Letter of Credit, as defined below, as the case may be) (i) the amount necessary to cure such Default or (ii) if such Default cannot reasonably be cured by the expenditure of money, the amount which, in Landlord’s opinion, is necessary to satisfy Tenant’s liability in account thereof. In the event of any such draw by Landlord, Tenant shall, within fifteen (15) days of written demand therefor, deliver to Landlord an additional Letter of Credit satisfying the foregoing conditions (the “Additional Letter of Credit”), except that the amount of such Additional Letter of Credit shall be the amount of such draw. In addition, in the event of a termination based upon the Default of Tenant under this Lease, or a rejection of this Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to draw upon the Letter of Credit (from time to time, if necessary) to cover the full amount of damages and other amounts due from Tenant to Landlord under this Lease. Any amounts so drawn shall, at Landlord’s election, be applied first to any unpaid rent and other charges which were due prior to the filing of the petition for protection under the Federal Bankruptcy Code. Tenant hereby covenants and agrees not to oppose, contest or otherwise interfere with any attempt by Landlord to draw down from said Letter of Credit including, without limitation, by commencing an action seeking to enjoin or restrain Landlord from drawing upon said Letter of Credit. Tenant also hereby expressly waives any right or claim it may have to seek such equitable relief.
D.    Upon request of Landlord, Tenant shall, at its expense, cooperate with Landlord in obtaining an amendment to or replacement of any Letter of Credit which Landlord is then holding so that the amended or new Letter of Credit reflects the name of any new owner of the Building. To the extent that Landlord has not previously drawn upon any Letter of Credit, Substitute Letter of Credit, Additional Letter of Credit or Security Proceeds (collectively, the “Collateral”) held by Landlord, Landlord shall return such Collateral to Tenant on the expiration of the Term, less any amounts due from Tenant hereunder. In no event shall the proceeds of any Letter of Credit be deemed to be a prepayment of rent or a measure of liquidated damages.
E.    Provided that as of the later of (i) the second (2nd) anniversary of the Term Commencement Date, and (ii) the date Tenant requests a reduction in the Security Deposit (the “Reduction Date”) (x) no default then exists or has occurred in the immediately preceding twelve (12) month period, and (y) Tenant shall have provided reasonably satisfactory evidence to Landlord that Tenant’s equity market capitalization equals or exceeds $1,200,000,000.00 for the four (4) immediately prior, consecutive quarters (the “Reduction Conditions”), the amount of the Security Deposit shall be reduced to $1,376,550.00 on the Reduction Date. The reduction in the Security Deposit shall be accomplished as follows: Tenant shall request such reduction in a written notice to Landlord, and if the Reduction Conditions have been met, Landlord shall so notify Tenant, whereupon (i) Tenant shall provide Landlord with a substitute Letter of Credit in the reduced Security Deposit amount, or an amendment to the Letter of Credit reducing it to the reduced Security Deposit amount, or (ii) Landlord shall return the positive excess of the cash then being held by Landlord as the Security Deposit, over the then-applicable Security Deposit amount within ten (10) Business Days. If the Reduction Conditions are not satisfied on the Reduction Date, and Tenant then cures the applicable default in accordance with the terms and conditions of this Lease and no other default then exists or otherwise satisfies the Reduction Conditions, then, subject to the provisions set forth in this paragraph, Tenant shall have the right to resubmit the request for the applicable reduction pursuant to the term and conditions set forth above. The Security Deposit, as it may be reduced in accordance with the foregoing, shall continue to be held by Landlord throughout the Lease Term. In no event shall the Security Deposit be less than $1,376,550.00.
Section 17.08.    Entire Agreement; No Representations; Modification.
This Lease is intended by the parties to be a final expression of their agreement and as a complete and exclusive statement of the terms thereof. All prior negotiations, considerations and representations between the parties (oral or written) are incorporated herein. No course of prior dealings between the parties or their officers, employees, agents or affiliates shall be relevant or admissible to supplement, explain or vary any of the terms of this Lease. No representations, understandings, agreements, warranties or promises with respect to the Leased Premises, the Building, the Project or with respect to past, present or future tenancies, rents, expenses, operations, or any other matter, have been made or relied upon in the making of this Lease, other than those specifically set forth herein. This Lease may only be modified, or a term thereof waived, by a writing signed by an authorized officer of Landlord and Tenant expressly setting forth said modification or waiver.
Section 17.09.    Severability.
If any term or provision of this Lease, or the application thereof to any Person or circumstance, shall be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.
Section 17.10.    Joint and Several Liability.
If two or more Persons shall sign this Lease as Tenant, the liability of each such Person to pay the Rent and perform all other obligations hereunder shall be deemed to be joint and several, and all Notices, payments and agreements given or made by, with or to any one of such Persons shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other legal entity, the partners or members of which are, by virtue of any applicable law, rule, or regulation, subject to personal liability, the liability of each such partner or member under this Lease shall be joint and several and each such partner or member shall be fully obligated hereunder and bound hereby as if each such partner or member had personally signed this Lease.

Section 17.11.    Broker’s Commission.
Landlord and Tenant each warrants and represents to the other that no broker, finder or agent has acted for or on its behalf in connection with the negotiation, execution or procurement of this Lease, other than the Broker if any named in Section 1.01.P. hereof, Landlord and Tenant each agrees to indemnify and hold the other harmless from and against all liabilities, obligations and damages arising, directly or indirectly, out of or in connection with a claim from a broker, finder or agent other than the Broker with respect to this Lease or the negotiation thereof, including costs and attorneys’ fees incurred in the defense of any claim made by a broker alleging to have performed services on behalf of the indemnifying party. Landlord shall pay a brokerage commission to the Broker pursuant to a separate agreement between Landlord and the Broker.
Section 17.12.    Offer; No Option; Counterpart.
The submission of this Lease by Landlord to Tenant for examination shall not constitute an offer to lease or a reservation of or option for the Leased Premises and this Lease shall become effective only upon execution thereof by both parties and delivery thereof to Tenant. This Lease may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which together shall constitute one and the same instrument, and shall be effective upon execution of one or more such counterparts by each of the parties hereto and delivery thereof to the other parties hereto. Moreover, signatures received by facsimile or portable document format shall be deemed effective for the purposes of this Lease.
Section 17.13.    Inability to Perform.
Except for the payment of monetary obligations and Tenant’s obligations under Exhibit B and Tenant’s obligation to vacate at the expiration or earlier termination of the Term, if Landlord or Tenant is delayed or prevented from performing any of its obligations under this Lease by reason of fire, casualty, war, riot, mob violence, strike, labor troubles, national or regional supply shortage not particular to the Building or the work project, pandemic, epidemic or other public health emergency, Act of God or any similar cause whatsoever beyond their control (a “Force Majeure Delay”), the period of such delay or such prevention shall be deemed added to the time herein provided for the performance of any such obligation by Landlord or Tenant. Delays or failures to perform resulting from lack of funds shall not be deemed delays beyond the reasonable control of either party. In order to exercise the rights granted by this Section 17.13, the delayed party agrees to deliver to the other party reasonable documentation of the reason for such delay or preventions.
Section 17.14.    Survival.
Occurrence of the Termination Date shall not relieve Landlord or Tenant from their respective obligations accruing prior to the expiration of the Term or for any indemnification obligations of such party set forth in this Lease. All such obligations and indemnities shall survive termination of this Lease.
Section 17.15.    Corporate Tenants.
If Tenant is not an individual, Tenant hereby covenant(s) and warrant(s) that: (i) Tenant is duly formed, qualified to do business and in good standing in the state in which the Building is located; and (ii) the individual(s) executing this Lease on behalf of Tenant are duly authorized by Tenant to execute and deliver this Lease on behalf of Tenant. Tenant shall remain qualified to do business and in good standing in said state throughout the Term.
Section 17.16.    Construction of Certain Terms.
The term “including” shall mean in all cases “including, without limitation.” Wherever Tenant is required to perform any act hereunder, such party shall do so at its sole cost and expense, unless expressly provided otherwise. All payments to Landlord, other than Minimum Rent, whether as reimbursement or otherwise, shall be deemed to be Additional Rent, regardless of whether denominated as “Additional Rent.” There shall be no presumption that this Lease be construed more strictly against the party who itself or through its agent prepared it, it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease.
Section 17.17.    Relationship of Parties.
This Lease shall not create any relationship between the parties other than that of Landlord and Tenant.
Section 17.18.    Rule Against Perpetuities.
Notwithstanding any provision in this Lease to the contrary, if the Term has not commenced within twenty-one (21) years after the date of this Lease, this Lease shall automatically terminate on the twenty-first (21st) anniversary of the date of this Lease. The sole purpose of this provision is to avoid any possible interpretation of this Lease as violating the Rule Against Perpetuities, or any other rule of law or equity concerning restraints on alienation.
Section 17.19.    Choice of Law.
This Lease shall be construed, and all disputes, claims, and questions arising hereunder shall be determined, in accordance with the laws of the state within which the Building is located.
Section 17.20.    Choice of Forum.
Any action involving a dispute relating in any manner to this Lease, the relationship of Landlord/Tenant, the use or occupancy of the Leased Premises, and/or any claim of injury or damage shall be filed and adjudicated solely in the state or federal courts of the jurisdiction in which the Leased Premises are located.
Section 17.21.    Hazardous Substances.
No Hazardous Substances (as hereafter defined) shall be used, generated, stored, treated, released, disposed or otherwise managed by or on behalf of Tenant or any invitee at the Leased Premises, the Building, or the Project with the exception of customary amounts of Hazardous Substances customarily and lawfully used in conjunction with the Permitted Use so long as the same are used, stored, and disposed of in accordance with all laws, rules, regulations and ordinances. Tenant shall promptly notify Landlord upon discovery of any Hazardous Substance release affecting the Leased Premises, Building, or Project and, at its sole expense and at Landlord’s option, remediate to Landlord’s satisfaction or reimburse Landlord’s costs of investigation or remediation of any release of Hazardous Substances arising from any act or omission of Tenant, its employees, agents, contractors or invitees within five (5) days of demand therefor. Tenant shall cooperate with Landlord and provide access to the Leased Premises from time to time for inspections and assessments of environmental conditions and shall remove all Hazardous Substances from the Leased Premises upon expiration or termination of the Lease. Tenant agrees to indemnify, defend and hold Landlord and Landlord’s Indemnitees harmless from and against all liabilities, obligations, damages, judgments, penalties, claims, costs, charges and expenses, including reasonable architects’ and attorneys’ fees, which may be imposed upon, incurred by, or asserted against Landlord or Landlord’s Indemnitees and arising, directly or indirectly, out of or in connection with the presence of Hazardous Substances at or affecting the Building or Project due to any act of Tenant, its agents, servants, employees or contractors. As used herein, “Hazardous Substances” shall mean (i) hazardous or toxic substances, wastes, materials, pollutants and contaminants which are included in or regulated by any federal, state or local law, regulation, rule or ordinance, including CERCLA, Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substances Control Act, as any of the foregoing may be amended from time to time, (ii) petroleum products, (iii) halogenated and non-halogenated solvents, (iv) petroleum and petroleum-based products, and (v) all other regulated chemicals, materials and solutions which, alone or in combination with other substances, are potentially harmful to the environment, public health or safety or natural resources.
Landlord shall deliver the Leased Premises to Tenant free and clear of any Hazardous Substances which are in violation of any applicable Legal Requirements. If (a) Hazardous Substances subsequently are discovered to have been in the Leased Premises as of the Term Commencement Date in violation of applicable Legal Requirements, and (b) as of the Term Commencement Date such substances or materials were deemed pursuant to applicable Legal Requirements to constitute Hazardous Substances, then, unless such Hazardous Substances were brought into the Building, or such release was caused, by Tenant, or Tenant’s agents, employees or contractors, Landlord shall, at Landlord’s sole cost and expense, remove or remediate such Hazardous Substance when, as and if required by applicable Legal Requirements.
Section 17.22.    OFAC Certification.
Tenant certifies that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaging in, instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation.
Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing certification.
Section 17.23.    Counterparts.
This Lease may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Moreover, signatures received by facsimile or portable document format shall be deemed effective for the purposes of this Lease.
Section 17.24.    Master Development and Condominium.
It is specifically understood and agreed that the Leased Premises is subject and subordinate to a master development regime and may be subject and subordinate in the future to a condominium regime and that the Lease and Tenant’s use of the Leased Premises, the Common Areas and the Project shall be subject and subordinate to the provisions, terms, covenants, conditions and restrictions, as amended from time to time contained in the REA and, if applicable, the Condominium Documents, provided there is no Tenant Adverse Impact as a result of the submission of the Building to a Condominium regime. In the event of a conflict between the Lease and the REA, the REA shall control.
Section 17.25.    Financial Statements.
Tenant, upon written request by Landlord, will provide Landlord with a copy of its most recent financial statements, consisting of a Balance Sheet, Earnings Statement, Statement of Changes in Cash Flow, and related footnotes, prepared in accordance with generally accepted accounting principles; provided, however, Landlord shall not request such financial statements more than once in any twelve (12) month period except in connection with a sale or financing of the Building or unless there is a default of Tenant. Such financial statements must be either certified by a certified public accountant or sworn to as to their accuracy and completeness by Tenant’s chief financial officer. The financial statements provided must be as of a date not more than twelve (12) months prior to the date of request. Landlord shall retain such statements in confidence, but may provide copies to any lender, potential lender, purchaser or potential purchaser in connection with a financing or potential financing or sale or potential sale of the Building, any portion of the Project, or any interest therein or in Landlord. Notwithstanding the foregoing, the foregoing obligation shall be waived for Tenant during any period of time in which the respective entity is an entity whose outstanding voting stock is listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) and such information is publicly available.
Section 17.26.    Infrastructure Agreement and Reporting Requirements
To assist in financing the Master Assembly Row Development, Landlord has entered into an Infrastructure Investment Incentive Program Agreement with the City of Somerville and the Commonwealth of Massachusetts (“Commonwealth”) (the “I-Cubed Agreement”). To satisfy certain requirements of the I-Cubed Agreement, Landlord is required to provide to the Commonwealth certain information which the Commonwealth requires to be obtained from tenants of the Project (the “Required Information”). Tenant agrees, within thirty (30) days after Landlord’s written request therefor (such request not to be made more frequently than once per calendar year), to deliver to Landlord the following information to the extent required under the I-Cubed Agreement: (i) taxpayer id number, and (ii) subject to privacy laws, approximate salaries and other forms of compensation payable to office workers in the Premises; provided, however, that Landlord agrees to keep all such information confidential and to use the same only to the extent required under the I-Cubed Agreement; and provided further, however, that in no event shall Tenant be required to provide any information that would allow Landlord or other parties to determine specific identification characteristics of any individual including without limitation any such individual’s salary or other compensation, race, color, national or ethnic origin, religion, sex, sexual orientation, gender identity, or any other such identifying characteristic. If Tenant fails to deliver the Required Information within such 30-day period and such failure continues for more than thirty (30) days after Tenant’s receipt of a written notice from Landlord of such failure, then the failure to do so shall constitute a Default by Tenant hereunder, entitling Landlord to all remedies set forth in Section 16.02 hereof.
Section 17.27.    Activity and Use Limitations.
Notice is hereby given, and reference is hereby made, of the following Notice of Activity and Use Limitations (“AUL”):
(i) that certain AUL given by Street Retail, Inc., recorded with the Middlesex South County Registry of Deeds (the “Registry”) in Book 59076, Page 125, on May 11, 2012, as amended by Street Retail, Inc., pursuant to that certain First Amendment to Notice of Activity and Use Limitation, recorded with the Registry in Book 67711, Page 236, on July 29, 2016; (ii) that certain AUL given by Street Retail, Inc., in its individual capacity and as authorized signatory on behalf of SRI Assembly Row B2, LLC, SRI Assembly Row B3, LLC, SRI Assembly Row B5, LLC, SRI Assembly Row B6, LLC, SRI Assembly Row B7, LLC, SRI Assembly Row B8, LLC, SRI Assembly Row B9, LLC, and FR Sturtevant Street, LLC recorded with the Registry in Book 59076, Page 146 on May 11, 2012, as amended by Street Retail, Inc., pursuant to that certain First Amendment to Notice of Activity and Use Limitation, recorded with the Registry in Book 67711, Page 248, on July 29, 2016, and as further amended by Street Retail, Inc., pursuant to that certain Second Amendment to Notice of Activity and Use Limitation, recorded with the Registry in Book 67711, Page 264, on July 29, 2016; (iii) that certain AUL given by Street Retail, Inc., in its individual capacity and as authorized signatory on behalf of SRI Assembly Row B2, LLC, SRI Assembly Row B3, LLC, SRI Assembly Row B5, LLC, SRI Assembly Row B6, LLC, SRI Assembly Row B7, LLC, SRI Assembly Row B8, LLC, SRI Assembly Row B9, LLC, and FR Sturtevant Street, LLC, recorded with the Registry in Book 59076, Page 230 on May 11, 2012, as amended by Street Retail, Inc., pursuant to that certain First Amendment to Notice of Activity and Use Limitation, recorded with the Registry in Book 67711, Page 314, on July 29, 2016; (iv) that certain AUL given by Street Retail, Inc. recorded with the Registry in Book 59076, Page 95 on May 11, 2012, as amended by Street Retail, Inc. pursuant to that certain First Amendment to Notice of Activity and Use Limitation, recorded with the Registry in Book 67711, Page 282, on July 29, 2016, and as further amended by Street Retail, Inc., pursuant to that certain Second Amendment to Notice of Activity and Use Limitation, recorded with the Registry in Book 67711, Page 297, on July 29, 2016; (v) that certain AUL given by Street Retail, Inc., in its individual capacity and as authorized signatory on behalf of SRI Assembly Row B2, LLC, SRI Assembly Row B3, LLC, SRI Assembly Row B5, LLC, SRI Assembly Row B6, LLC, SRI Assembly Row B7, LLC, SRI Assembly Row B8, LLC, SRI Assembly Row B9, LLC, and FR Sturtevant Street, LLC, recorded with the Registry in Book 59706, Page 192 on May 11, 2012; (vi) that certain AUL given by Street Retail, Inc., in its individual capacity and as authorized signatory on behalf of SRI Assembly Row B2, LLC, SRI Assembly Row B3, LLC, SRI Assembly Row B5, LLC, SRI Assembly Row B6, LLC, SRI Assembly Row B7, LLC, SRI Assembly Row B8, LLC, SRI Assembly Row B9, LLC, and FR

Sturtevant Street, LLC recorded with the Registry in Book 59076, Page 173 on May 11, 2012; (vii) that certain AUL given by the Commonwealth of Massachusetts, acting by and through the Commissioner of its Department of Conservation and Recreation recorded with the Registry in Book 58823, Page 79 on April 3, 2012; (viii) that certain AUL given by FR Sturtevant Street, LLC and recorded with the Registry in Book 53648, Page 514 on October 7, 2009; (ix) that certain AUL given by Assembly Square Mall, LLC and recorded with the Registry in Book 27855, Page 507 on November 7, 1997, as affected by that certain First Amendment to AUL recorded with the Registry in Book 30342, Page 64 on June 25, 1999 and that certain Second Amendment to AUL recorded with the Registry in Book 48437, Page 386 on November 3, 2006; (x) that certain AUL given by Street Retail, Inc., in its individual capacity and as authorized signatory on behalf of SRI Assembly Row B2, LLC, SRI Assembly Row B3, LLC, SRI Assembly Row B5, LLC, SRI Assembly Row B6, LLC, SRI Assembly Row B7, LLC, SRI Assembly Row B8, LLC, SRI Assembly Row B9, LLC, and FR Sturtevant Street, LLC recorded with the Registry in Book 58176, Page 339 on December 28, 2011; and (xi) that certain AUL given by Street Retail, Inc., in its individual capacity and as authorized signatory on behalf of SRI Assembly Row B2, LLC, SRI Assembly Row B3, LLC, SRI Assembly Row B5, LLC, SRI Assembly Row B6, LLC, SRI Assembly Row B7, LLC, SRI Assembly Row B8, LLC, SRI Assembly Row B9, LLC, and FR Sturtevant Street, LLC recorded with the Registry in Book 61179, Page 474 on May 1, 2013.
ARTICLE XVIII
RIGHT OF FIRST OFFER TO LEASE
Section 18.01.    Right of First Offer to Lease.
The parties acknowledge that simultaneously with the execution and delivery of this Lease, SRI ASSEMBLY ROW B7, LLC, a Delaware limited liability company, and Tenant have entered into that certain ROFO to Lease Agreement with respect to Block 7 in the form attached hereto as Exhibit F.
[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby have executed this Lease as of the day and year first above written.

LANDLORD:
ASSEMBLY ROW 5B, LLC, a Delaware limited liability company

By:	/s/ Deborah A. Colson
Name:	Deborah A. Colson
Title:	Senior Vice President - Legal Operations

TENANT:
BLUEBIRD BIO, INC., a Delaware corporation

By:	/s/ Tom Provencher
Name:	Tom Provencher
Title:	VP, Operational Excellence